       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1998
                                                 REGISTRATION NO. 333-__________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              __________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              __________________

                              THE WMF GROUP, LTD.
            (Exact name of registrant as specified in its charter)

                              __________________

          DELAWARE                                6162                           54-1647759
(STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NO.)            IDENTIFICATION NO.)

    1593 SPRING HILL ROAD                                                   SHEKAR NARASIMHAN
          SUITE 400                                                       1593 SPRING HILL ROAD
    VIENNA, VIRGINIA 22182                                                       SUITE 400
        (703) 610-1400                                                    VIENNA, VIRGINIA 22182
 (ADDRESS, INCLUDING ZIP CODE,                                                 (703) 610-1400
AND TELEPHONE NUMBER, INCLUDING                                     (NAME, ADDRESS, INCLUDING ZIP CODE,
  AREA CODE, OF REGISTRANT'S                                          AND TELEPHONE NUMBER, INCLUDING
 PRINCIPAL EXECUTIVE OFFICES)                                         AREA CODE, OF AGENT FOR SERVICE)

                                _______________
                                   Copy to:
                               RANDALL S. PARKS
                               HUNTON & WILLIAMS
                               RIVERFRONT PLAZA
                             951 EAST BYRD STREET
                           RICHMOND, VIRGINIA 23218
                                (804) 788-7375
                                _______________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after effectiveness of the Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                                      PROPOSED       PROPOSED
                                                                                       MAXIMUM        MAXIMUM
                                                                            AMOUNT    OFFERING       AGGREGATE       AMOUNT OF
TITLE OF EACH CLASS OF                                                      TO BE     PRICE PER      OFFERING       REGISTRATION
SECURITIES TO BE REGISTERED                                               REGISTERED   UNIT(2)       PRICE(2)           FEE
--------------------------------------------------------------------------------------------------------------------------------
Rights to Purchase Shares of Common Stock, $.01 par value per share        2,666,567
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share                                     2,666,567      $5.00     $13,332,835           $3,707
================================================================================================================================

(1) Maximum number of shares of The WMF Group, Ltd.'s common stock to be sold to current holders of common stock of The WMF Group, Ltd., in this rights offering.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

================================================================================
The information in this prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.
================================================================================

                                         2,666,567 SHARES

                  [WMF LOGO]              COMMON STOCK

                                          $5.00 PER SHARE

The Company is distributing transferable rights to individuals who own shares of the Company's common stock. During this rights offering, the Company will issue up to 2,666,567 shares of common stock.

---------------------------------------------------------------
                                           Net Proceeds
                    Rights Price           to the Company (1)
---------------------------------------------------------------
Per Share              $      5.00
---------------------------------------------------------------
Total                  $13,332,835
---------------------------------------------------------------

(1) Before deducting expenses payable by the Company, estimated to be $_________.


===============================================================
 THE EXERCISE OF THE RIGHTS INVOLVES SUBSTANTIAL RISK.

 YOU SHOULD REFER TO THE DISCUSSION OF MATERIAL RISK FACTORS,
  BEGINNING ON PAGE __ OF THIS PROSPECTUS.
===============================================================

You will receive 1.072 rights for each share of common stock that you own on ______________, 1999. You will not receive any fractional rights. Each right entitles you to purchase one share of common stock for $5.00 per share. If you exercise all of your rights, you will also have the opportunity to purchase additional shares at the same purchase price.

Because they purchased approximately 3.6 million shares of the Company's capital stock on December 31, 1998, Demeter Holdings Corporation ("Demeter"), Phemus Corporation ("Phemus"), and Capricorn Investors, II, L.P. ("Capricorn"), have agreed that they will not exercise, transfer or acquire any rights during this rights offering.

However, Demeter, Phemus and Capricorn will purchase up to a total of 664,028 additional shares of capital stock not otherwise purchased during this rights offering.

Shares of the Company's common stock are currently traded on the National Market of The Nasdaq Stock Market, Inc. under the symbol "WMFG." The rights are expected to trade on the _________________. BT Alex Brown, Inc. has informed the Company that it intends to make a market in the rights.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is _________, 1999

                               TABLE OF CONTENTS

                                                                                                                                Page
                                                                                                                                ----
PROSPECTUS SUMMARY.............................................................................................................   1
    Questions and Answers About The Company....................................................................................   1
    Questions and Answers About The Rights Offering............................................................................   3
A WARNING ABOUT FORWARD-LOOKING STATEMENTS.....................................................................................   8
RISK FACTORS...................................................................................................................   9
    Losses By The Company, Including Losses Related To Short-Sale Transactions, May Recur......................................   9
    Unsatisfied Loan Commitments May Cause Additional Losses...................................................................   9
    Losses Related To Loans Held For Sale For Which The Company Does Not Have Investor Commitments Could
          Affect The Company's Results Of Operations...........................................................................  10
    The Company May Incur Losses Related To Loan Commitments For Which It Does Not Have A Purchaser And Has Not Entered Into
          Hedge Arrangements...................................................................................................  10
    Company's Loss Of Deferred Tax Assets Could Adversely Affect Shareholder Equity............................................  10
    If You Do Not Exercise Your Rights, Your Ownership Interest May Be Diluted.................................................  10
    Principal Stockholders May Not Act In The Best Interest Of Other Stockholders..............................................  11
    Stand-By Commitment By Principal Stockholders Is Conditional...............................................................  12
    If The Class A Stock Is Converted To Common Stock, The Principal Stockholders May Be Able To Control Most
          Or All Shareholder Votes.............................................................................................  12
    Maturity Of Warehouse Financing May Result In The Company's Inability To Make Additional Loans After April 1, 1999.........  13
    The Company May Need Additional Capital Even After Rights Offering.........................................................  14
    The Company May Be Unable To Complete Acquisitions Or Enter Into New Business Lines........................................  15
    The Company May Incur Losses On Mortgage Loans Under The DUS Program.......................................................  15
    The Company Is Liable For Certain Representations And Warranties Concerning Mortgage Loans.................................  16
    The Company May Incur Losses As A Result Of Changes In General Economic Conditions.........................................  16
    The Company's Operations May Decline As A Result Of Impairment Of Mortgage Servicing Rights................................  17
    The Company May Not Be Able To Recover Advanced Funds......................................................................  17
    The Company May Incur Losses Upon Termination Of Certain Servicing Contracts...............................................  17
    The Company May Be Unable To Continue To Comply With Government Regulation And Programs....................................  18
    The Company's Operations May Be Significantly Affected By The Year 2000 Problem............................................  18
    The Company Relies On Certain Key Personnel................................................................................  20
    The Company's Business Depends On Its Sales Staff..........................................................................  20
    The Company Is Subject To National And Regional Competition................................................................  21
    Certain Anti-Takeover Provisions May Affect Your Rights As A Shareholder...................................................  21
    The Company Does Not Anticipate Paying Dividends On Common Stock...........................................................  21
    No Prior Market For The Rights Exists......................................................................................  21
    The Sale Of A Substantial Amount Of Common Stock May Affect The Market Price...............................................  21
    The Company's Stock Price Has Been And May Continue To Be Volatile.........................................................  22
THE COMPANY....................................................................................................................  24
    Recent Developments........................................................................................................  24
    Business...................................................................................................................  26
    Business Strategy..........................................................................................................  30
THE RIGHTS OFFERING............................................................................................................  33
    The Rights.................................................................................................................  33
    Basic Subscription Right...................................................................................................  33
    Oversubscription Privilege.................................................................................................  33
    Stand-By Purchase Commitment By Principal Stockholders.....................................................................  34
    Expiration Date............................................................................................................  34
    Withdrawal Right...........................................................................................................  34
    Determination Of Share Price...............................................................................................  34
    Transferability Of Rights..................................................................................................  34
    Exercise Of Rights.........................................................................................................  35

    Method Of Payment..........................................................................................................  35
    Guaranteed Delivery Procedures.............................................................................................  36
    Signature Guarantees.......................................................................................................  36
    Shares Held For Others.....................................................................................................  37
    Foreign Shareholders.......................................................................................................  37
    Ambiguities In Exercise Of The Rights......................................................................................  37
    Company's Decision Binding.................................................................................................  38
    No Revocation..............................................................................................................  38
    Fees and Expenses..........................................................................................................  38
    Subscription Agent.........................................................................................................  38
    Financial Advisor..........................................................................................................  39
IF YOU HAVE QUESTIONS..........................................................................................................  40
USE OF PROCEEDS................................................................................................................  41
CAPITALIZATION.................................................................................................................  41
PLAN OF DISTRIBUTION...........................................................................................................  42
FEDERAL INCOME TAX CONSIDERATIONS..............................................................................................  43
    Taxation Of Stockholders...................................................................................................  43
    Taxation Of The Company....................................................................................................  43
PRICE RANGE OF COMMON STOCK....................................................................................................  44
SELECTED FINANCIAL DATA........................................................................................................  45
LEGAL MATTERS..................................................................................................................  47
EXPERTS........................................................................................................................  47
IF YOU WOULD LIKE ADDITIONAL INFORMATION.......................................................................................  48
SIGNATURES.....................................................................................................................  iv

                               PROSPECTUS SUMMARY

   This section answers in summary form some questions you may have about the Company and this rights offering. The information in this section is not complete and may not contain all of the information that you should consider before exercising your rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like More Information."

                    QUESTIONS AND ANSWERS ABOUT THE COMPANY

   WHAT IS THE WMF GROUP, LTD.?

        . The WMF Group, Ltd. (the "Company") is one of the largest commercial mortgage financial services companies in the United States, according to a 1997 survey by the Mortgage Bankers Association of America.

        . The Company is the nation's largest originator of multifamily and healthcare loans insured by the Federal Housing Administration ("FHA"), based on statistics provided by the U.S. Department of Housing and Urban Development.

        . The Company is the nation's largest originator of multifamily loans sold through Fannie Mae, based on statistics provided by Fannie Mae.

        . The Company has originated more than $7 billion in multifamily and commercial loans since 1993.

        . As of September 30, 1998, the Company serviced loans having a total outstanding principal balance of $12.7 billion.

        . The Company has six subsidiary companies. Please see page __ for a chart illustrating the Company's corporate structure.

        . As of November 30, 1998, the Company had 343 employees in 19 cities around the country.

        .  For more information, See "The Company."

   WHAT DOES THE COMPANY DO?

   The Company divides its business into three main segments:

        . MORTGAGE BANKING: The Company's mortgage banking operations include the origination, sale and servicing of multifamily and commercial loans.

           = Origination: The Company makes loans to fund the purchase and construction of commercial buildings, such as apartment complexes, hospitals and retail stores.

           = Sale: After the Company originates a loan, it often sells the loan to a mortgage investor. Some investors pool these loans together and then securitize the loan pool, which means that the investor sells interests in the loan pool to other investors.

           = Servicing: Servicing a loan involves keeping records of the borrower's payments and outstanding principal balance, sending out monthly statements, collecting payments and fees on behalf of the investors, remitting payments to the investors and performing other services. The Company usually services the loans that it originates and sells to investors. The Company also buys the right to service loans that it does not originate.

                                       1
                              Prospectus Summary

        . CAPITAL MARKETS: WMF Capital Corp. ("Capital Corp."), one of the Company's subsidiaries, was created in early 1998 to run the Company's capital markets operations. The capital markets segment operates a commercial mortgage conduit. This means that the capital markets segment originates loans and pools those loans with loans originated by other firms. The capital markets segment then securitizes the combined loan pool. The operations of Capital Corp. have been substantially curtailed since it suffered substantial losses in the fall of 1998.

        . ADVISORY SERVICES: In March of 1998, the Company started its advisory services operations through the creation of WMF Carbon Mesa Advisors, Inc. ("WMF Carbon Mesa"). The advisory services segment manages commercial mortgage investment funds and provides special asset management services.

        .  For more information, see "The Company - Business."

   WHAT IS THE COMPANY'S HISTORY?

        . The Company entered the mortgage banking industry in 1992 as "WMF Holdings, Inc.," a holding company for two companies that are now its subsidiaries. One of those subsidiaries, WMF Huntoon, Paige Associates, Limited, has operated a mortgage banking business under various owners and under various names since 1979. The other subsidiary, WMF Washington Mortgage Corp., has operated a mortgage banking business under various owners and under various names since 1984.

        . In April of 1996, NHP Incorporated purchased the Company and changed its name to "NHP Financial Services, Ltd."

        . In 1997, NHP Incorporated was purchased by Apartment Investment and Management Co. As a condition of that merger, NHP Incorporated renamed the Company "The WMF Group, Ltd.", and the Company became an independent, publicly traded corporation on December 8, 1997.

   WHERE IS THE COMPANY LOCATED?

        .  The Company's principal executive offices are located at:

                              The WMF Group, Ltd.
                        1593 Spring Hill Road, Suite 400
                             Vienna, Virginia 22182
                                 (703) 610-1400

        .  The Company also has principal offices in:

             *  Edison, New Jersey   *  Dallas         *  Atlanta
             *  Phoenix              *  Houston        *  Charlotte
             *  Detroit              *  Los Angeles    *  Grand Rapids, Michigan

                                       2
                              Prospectus Summary

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

   WHAT IS A RIGHT?

   The Company will distribute to you, at no charge, 1.072 rights for every share of common stock that you own on ________, 1999. The Company will not distribute any fractional rights, but will round the number of rights you are to receive up or down to the nearest whole number. Each right entitles its holder to purchase one share of common stock for $5.00. When you "exercise" a right, that means that you choose to purchase the common stock that the right entitles you to purchase. You may exercise any number of your rights, or you may choose not to exercise any rights. See "The Rights Offering - The Rights."

   WHAT IS A RIGHTS OFFERING?

   A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount proportional to your existing interest in the Company. This enables you to maintain or increase your current percentage ownership in the Company.

   WILL EVERY SHAREHOLDER RECEIVE RIGHTS IN PROPORTION TO THEIR CURRENT
   HOLDINGS?

   Yes. However, on December 31, 1998, Demeter, Phemus and Capricorn purchased a total of 3,635,972 shares of the Company's capital stock for approximately $16.7 million. Demeter, Phemus and Capricorn have also surrendered warrants to purchase 1.2 million shares of the Company's common stock and have entered into a standby purchase commitment (described below).

   Demeter, Phemus and Capricorn completed the purchase of capital stock before the rights offering to provide the Company with additional equity more quickly than would have been possible through the rights offering. Because Demeter, Phemus and Capricorn purchased these shares in advance of the rights offering, they have agreed that they will not exercise, transfer or acquire any rights during the rights offering. Rights held by Demeter, Phemus and Capricorn will expire without being exercised.

   To guarantee the Company minimum proceeds of $3.3 million from the rights offering, Demeter, Phemus and Capricorn have agreed to a standby commitment to purchase up to a total of 664,028 additional shares of capital stock at $5.00 per share if the Company does not sell all 2,666,567 shares offered in the rights offering. See "The Rights Offering - StandBy Commitment by Principal Stockholders."

   WHY IS THE COMPANY ENGAGING IN A RIGHTS OFFERING?

   The rights offering is part of a recapitalization plan that the Company expects will raise up to approximately $30 million in equity for the Company (the "Recapitalization Plan"). The Company needs the additional equity as a result of losses incurred during the second and third quarters of 1998. Instead of selling additional equity securities to outside parties, the Company's Board of Directors has chosen to give you the opportunity to buy more shares and provide the Company with additional capital.

   In the second and third quarters of 1998, the Company incurred net losses of $33.9 million, or $6.53 per share. Almost all of these losses were incurred by Capital Corp. and resulted from volatility in commercial mortgage-backed security markets and interest rates on U.S. Treasury securities. See "The Company - Recent Developments."

   As a result of these losses, the Company is in default of certain financial covenants under its lines of credit and has substantially curtailed its operations at Capital Corp. While the Company's line of credit lenders have agreed to forbear

                                       3
                              Prospectus Summary
   declaring the Company in default until April 1, 1999, the Company's other lines of business are operating profitably, the Company requires additional equity to repay certain of its debts and for working capital.

   The Recapitalization Plan has two parts:

     . Sale of Approximately $16.7 Million of Class A Stock to Demeter, Phemus and Capricorn

        On December 31, 1998, the Company's three largest shareholders, Demeter, Phemus and Capricorn, purchased a total of 3,635,972 shares of the Company's newly created Class A Non-Voting Convertible Preferred Stock ("Class A Stock") for an aggregate purchase price of approximately $16.7 million. See "The Company - Recent Developments."

        Each share of Class A Stock will be converted into one share of the Company's common stock, if the Federal Trade Commission does not object to such a conversion pursuant to provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. If the Federal Trade Commission objects to the conversion, Demeter, Phemus and Capricorn will retain their shares of Class A Stock and will receive quarterly dividends on those shares.

        Also as part of the transaction, Harvard Private Capital Holdings, Inc. ("Harvard"), which is an affiliate of Demeter and Phemus, and Capricorn canceled warrants to purchase 1,200,000 shares of common stock at a price of $11.25 per share that were issued to them in connection with their financing of the purchase of $20 million of the Company's subordinated notes by Commercial Mortgage Investment Trust, Inc. ("COMIT") on September 4, 1998, immediately following the Company's realization of its initial losses. In addition, Demeter, Phemus and Capricorn have agreed to a standby purchase agreement, described below.

        The Company has applied the proceeds of the sale of Class A Stock to partially repay the subordinated notes held by COMIT. COMIT used the repayment to redeem shares of its preferred stock that were sold to Harvard and Capricorn to fund the purchase of the notes, effectively resulting in the partial conversion of the subordinated notes into common stock.

        COMIT is a real estate investment trust controlled by Harvard and Capricorn. WMF Carbon Mesa manages COMIT, and the Company owns a minority ownership interest in COMIT.

        Because of their participation in this transaction, Demeter, Phemus and Capricorn have agreed not to exercise, transfer or acquire any rights during the rights offering.

        Demeter, Phemus and Capricorn have further agreed to a standby commitment to purchase up to 664,028 shares of the Company's capital stock for up to $3,320,140 in the rights offering, as described below.

     .  $13.3 Million Rights Offering

        The Company is issuing all of its shareholders of record as of _______, 1999, 1.072 transferable rights for each share of common stock held by them on that date. Each right will entitle you to purchase one share of common stock for $5.00. Because Demeter, Phemus and Capricorn have agreed not to exercise, transfer or acquire any rights, a total of 2,666,567 rights could be exercised during the rights offering for a total purchase price of $13,332,835.

        If the Company sells less than 2,666,567 shares during the rights offering, Demeter, Phemus and Capricorn have also agreed to a standby commitment under which they will purchase up to 664,028 shares of capital stock at $5.00 per share for a maximum total purchase price of $3,320,140. Consequently, the Company expects that it will sell at least 664,028 shares in the rights offering for total proceeds of $3,320,140.

        The Company has agreed to apply the proceeds from the rights offering, including proceeds from any shares sold to Demeter, Phemus and Capricorn, first to repay the remaining subordinated notes held by COMIT. If the

                                       4
                              Prospectus Summary

        Company is unable to repay all of the subordinated notes held by COMIT, Harvard and Capricorn will have the option of converting the remaining notes for capital stock of the Company at an exchange rate of $5.00 per share.

        The Recapitalization Plan will result in the effective conversion of the Company's $20 million of subordinated notes into capital stock and may raise additional common equity, which will be used to repay a portion of the Company's revolving debt and for working capital.

   HOW MANY SHARES MAY I PURCHASE?

   You will receive 1.072 rights for each share of common stock that you own on ________ __, 1999. The Company will not distribute fractional rights, but will round the number of rights you are to receive up or down to the nearest whole number. Each right entitles you to purchase one share of common stock for $5.00. See "The Rights Offering - Basic Subscription Right."

   If you exercise all of the rights that you receive, you will have the opportunity to purchase additional shares of common stock. On the attached Subscription Certificate, you may request to purchase as many additional shares as you wish for $5.00 per share. If shareholders request a total of more than 2,666,567 shares, then the number of additional shares that you may purchase will be determined on a pro rata basis, in proportion to the number of rights you exercised. In some cases, this may mean that you will be able to purchase fewer shares than the total that you requested on your Subscription Certificate. See "The Rights Offering - Oversubscription Privilege."

   HOW DID THE COMPANY ARRIVE AT THE $5.00 PER SHARE PRICE?

   In determining the price per share during the rights offering, the Company considered current and historical market prices for the common stock. The common stock traded above $5.00 per share until September of 1998, a short time before the public announcement of this rights offering. See "The Rights Offering - Determination of Share Price."

   HOW DO I EXERCISE MY RIGHTS?

   You must properly complete the attached Subscription Certificate and forward it to Boston Equiserve, L.P. on or before ______________, 1999. The address for Boston Equiserve, L.P. is on page __. See "The Rights Offering - Exercise of Rights." Your Subscription Certificate must be accompanied by proper payment for each share that you wish to purchase. See "The Rights Offering - Method of Payment."

   HOW LONG WILL THE RIGHTS OFFERING LAST?

   You will be able to exercise your rights only during a limited period. If you do not exercise your rights before 5:00 p.m. Eastern Standard Time, on ________ __, 1999, the rights will expire. The Company, in its discretion, may decide to extend the rights offering for up to 10 days. See "The Rights Offering - Expiration Date."

   AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND?

   No. Once you send in your Subscription Certificate and payment, you cannot revoke the exercise of your rights. See "Rights Offering - No Revocation."

                                       5
                              Prospectus Summary

   IS EXERCISING MY RIGHTS RISKY?

   The exercise of your rights involves a degree of risk. You should carefully consider the "Risk Factors" described in this prospectus, beginning on page
   ___.

   WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY RIGHTS?

   You will retain your current number of shares of common stock even if you do not exercise your rights. If you do not exercise your rights, you will diminish your proportionate interest in the Company, and your voting rights will be diluted. See "Risk Factors - Dilution."

   CAN I SELL MY RIGHTS?

   Yes. You may sell or transfer your rights to another individual or entity. The Company expects that the rights will trade on the ____________. See "The Rights Offering - Transferability of the Rights." The Company cannot assure you that you will be able to sell your rights at all or at a price that is satisfactory to you. See "Risk Factors - No Prior Market for Rights."

   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY RIGHTS?

   The receipt and exercise of your rights are intended to be nontaxable. Shareholders who sell their rights may be taxed on all or a portion of the proceeds from that sale. You should seek specific tax advice from your personal tax advisor. See "Federal Income Tax Considerations - Taxation of Shareholders."

   WHEN WILL I RECEIVE MY NEW SHARES?

   If you purchase shares of common stock through the rights offering, the Company will send you certificates representing those shares as soon as practicable after ________ __, 1999.

   CAN THE COMPANY CANCEL THE RIGHTS OFFERING?

   Yes. The Company can cancel the rights offering at any time on or before ________ __, 1999, for any reason but has agreed with Demeter, Phemus and Capricorn to use its reasonable best efforts to complete the rights offering as soon as practicable. If the Company cancels the rights offering, any money received from stockholders will be refunded promptly. See "The Rights Offering - Withdrawal Right."

   HOW MUCH MONEY WILL THE COMPANY RECEIVE FROM THE RIGHTS OFFERING?

   The Company's gross proceeds from the rights offering depend on the number of shares that are purchased. If the Company sells all 2,666,567 shares offered by this prospectus, then the Company will receive proceeds of $13,332,835.

   To guarantee the Company a minimum of $3,320,140 in proceeds from the rights offering, Demeter, Phemus and Capricorn have agreed to a standby commitment. If the Company sells fewer than 2,666,567 shares of common stock during this rights offering, then Demeter, Phemus and Capricorn will purchase, for $5.00 per share, the lesser of (A) 664,028 shares of capital stock, or (B) 2,666,567 shares minus the number of shares sold during the rights offering. As a result, the Company expects to receive minimum proceeds of approximately $3,320,140 from the rights offering, even if no stockholders exercise their rights. See "The Rights Offering - Stand-By Commitment by Principal Shareholders."

                                     6
                              Prospectus Summary

   HOW WILL THE COMPANY USE THE PROCEEDS FROM THE RIGHTS OFFERING?

   The Company will use the proceeds from the rights offering first to repay amounts outstanding under the Company's 11% subordinated notes held by COMIT and then to repay a portion of its revolving credit facility and for additional working capital. See "Use of Proceeds." If the Company is unable to repay all of the subordinated notes held by COMIT, Harvard and Capricorn will have the option of converting the remaining notes into capital stock at an exchange rate of $5.00 per share.

   HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

   The number of shares of common stock outstanding after the rights offering depends on the number of shares that are purchased and whether the Class A Stock is converted to common stock before the rights offering ends.

   If the Company sells all of the shares offered by this prospectus, then the Company will issue 2,666,567 new shares of common stock during the rights offering. If the Class A Stock has not been converted to common stock before the rights offering ends, the Company will have approximately 7,965,950 shares of common stock and 3,635,972 shares of Class A Stock issued and outstanding after the rights offering.

   If none of the stockholders exercise their rights, then Demeter, Phemus and Capricorn will purchase a total of 664,028 shares of common stock from the Company immediately following the rights offering. This will result in the Company's having approximately 5,963,411 shares of common stock and 3,635,972 shares of Class A Stock issued and outstanding after the rights offering.

   WHO CAN I TALK TO IF I HAVE MORE QUESTIONS?

   If you have more questions about the rights offering, please contact:

                       ________________________
                       ________________________
                       ________________________
                       (---) --------------

   See "If You Have Questions."

                                       7
                              Prospectus Summary

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus may contain "forward-looking statements." Any statement in this prospectus, other than a statement of historical fact, may be a forward-looking statement.

You can generally identify forward-looking statements by looking for words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue." Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

Although the Company believes that the expectations reflected in this prospectus are reasonable, the Company cannot assure you that its expectations will be correct. The Company has included a discussion entitled "Risk Factors" in this prospectus, disclosing important factors that could cause its actual results to differ materially from its expectations. If in the future you hear or read any forward-looking statements concerning the Company, you should refer back to these Risk Factors.

The forward-looking statements in this prospectus are accurate only as of its date. If the Company's expectations change, or if new events, conditions or circumstances arise, the Company is not required to, and may not, update or revise any forward-looking statement in this prospectus.

                                       8
                   A Warning About Foward-Looking Statements

                                 RISK FACTORS

As you decide whether to exercise your rights, and when you evaluate the Company's performance and the forward-looking statements in this prospectus, you should carefully consider the following risk factors, as well as the other information contained in this prospectus.

LOSSES BY THE COMPANY, INCLUDING LOSSES RELATED TO SHORT-SALE TRANSACTIONS, MAY RECUR

The Company incurred significant losses during the first nine months of 1998, and the Company cannot assure you that similar losses will not occur again in the future. For the nine months ended September 30, 1998, the Company reported a net loss of $33.9 million, or $6.53 per share. To manage its exposure to interest-rate changes, Capital Corp. entered into "short-sale" contracts to sell U.S. Treasury securities and incurred significant losses on these transactions. The losses resulted primarily from a drop in the interest rate on U.S. Treasury securities. During the second and third quarters of 1998, the interest rates and yields on U.S. Treasury securities dropped to historic lows, and prices for those securities increased dramatically.

A short-sale contract for U.S. Treasury securities involves Capital Corp. and an investment bank or brokerage firm (called the "counterparty"). In a short-sale contract, Capital Corp. borrows U.S. Treasury securities from the counterparty, and the counterparty sells those securities to an investor on behalf of Capital Corp. The counterparty sets aside the proceeds from that sale in a brokerage account. To repay the counterparty for its loan of U.S. Treasury securities, Capital Corp. must purchase U.S. Treasury securities on the market at a later date. When the loan is repaid, the counterparty gives the Company the proceeds in the brokerage account. If the price of U.S. Treasury securities has dropped since the counterparty made the loan, then Capital Corp.'s cost to repay the loan will be lower than the amount in the brokerage account, and Capital Corp. will make a profit on the short-sale arrangement.

During the first nine months of 1998, the price of U.S. Treasury securities increased, so Capital Corp.'s cost to repay its counterparty was greater than the amount of proceeds in the brokerage account. Therefore, Capital Corp. incurred losses on the short-sale contracts. At the same time, the value of Capital Corp.'s mortgages held for securitization did not offset these losses. To satisfy margin calls on the short-sale contracts, Capital Corp. sold most of the mortgages held for securitization at a significant loss.

The short-sale contracts for U.S. Treasury securities were part of the Company's arrangements to reduce the effects of interest rate movements. See "Risk of Loss from Changes in General Economic Conditions." In addition to the short-sale contracts, the Company and its subsidiaries have also entered into swap contracts and futures contracts. These transactions may also be used to manage the effect of interest rate changes on lines of credit with variable interest rates and on the value of uncommitted loans held for sale. In an effort to avoid future losses related to such transactions, the Company and its subsidiaries have entered into arrangements with its creditors to reduce the cash requirements of those transactions. The Company cannot assure you, however, that losses related to interest rate volatility and short-sale arrangements will not recur in the future.

UNSATISFIED LOAN COMMITMENTS MAY CAUSE ADDITIONAL LOSSES

As a result of the losses described above and to prevent additional losses, the Company decided that it would no longer contribute capital to Capital Corp. This determination resulted in Capital Corp.'s being unable to fulfill its obligations under at least one loan commitment. The Company has settled all claims related to that loan commitment, but the Company cannot assure you that it will not incur significant losses in the future related to the Company's inability to meet other loan commitments. See "The Company -Recent
Developments -Losses Related to Unsatisfied Loan Obligations."

                                       9
                                 Risk Factors

LOSSES RELATED TO LOANS HELD FOR SALE FOR WHICH THE COMPANY DOES NOT HAVE INVESTOR COMMITMENTS COULD AFFECT THE COMPANY'S RESULTS OF OPERATIONS

Generally the Company sells loans to third-party mortgage investors at predetermined prices before the Company funds or purchases the loan. However, sometimes the Company originates or purchases a mortgage loan before an investor has agreed to purchase it from the Company. During the period between the Company's origination or purchase of a loan and the sale of the loan to an investor (called the "holding period"), the Company must bear the interest rate risk and credit risk associated with that loan. If the holding period is long, the Company's risks are higher. Adverse changes in interest rates, the market for these mortgage-backed securities, or the value of assets securing the mortgages could impair the Company's ability to sell loans and securities, increasing the Company's holding period and potential losses. If the Company is unable to sell its loans for a long period of time, the Company's business and results of operations could be materially adversely affected.

THE COMPANY MAY INCUR LOSSES RELATED TO LOAN COMMITMENTS FOR WHICH IT DOES NOT HAVE A PURCHASER AND HAS NOT ENTERED INTO HEDGE ARRANGEMENTS.

Capital Corp. has entered into commitments to lend money on certain terms and conditions which subject the Company to interest rate and market risks until the Company sells the loans. No investor has committed to purchase these loans, and Capital Corp. has not entered into arrangements to manage the interest rate and market risk associated with those loans. If interest rates increase and the demand for such loans declines before Capital Corp. is able to sell these loans, Capital Corp. may incur significant losses. The Company is currently seeking investors for the loans, but the Company cannot assure you that Capital Corp. will not incur significant losses before such an investor is found or that it will locate an investor at all.

COMPANY'S LOSS OF DEFERRED TAX ASSETS COULD ADVERSELY AFFECT SHAREHOLDER EQUITY

As of September 30, 1998, the Company had $21.2 million in deferred tax assets related to the Company's losses during the second and third quarters of 1998. The Company has recognized the tax benefit of those operating losses as deferred tax assets and believes that it is more likely than not that the Company will have sufficient taxable income to realize the tax benefits of those losses during the next 20 years. However, in the event of a change of control of the Company or Capital Corp. or certain other material changes in the Company's business, the Company would have to establish a valuation allowance against the deferred tax asset. The valuation allowance against the deferred tax asset could adversely affect shareholder equity and the trading price of the common stock.

IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR OWNERSHIP INTEREST MAY BE DILUTED

If you do not exercise all of your rights, you may suffer significant dilution of your percentage ownership in the Company relative to stockholders who exercise their rights. Immediately after the rights offering, the net tangible book value per share of common stock will significantly decrease. The chart below illustrates the potential dilution that could result if a stockholder who owns 100,000 shares of common stock fails to exercise its rights, and other stockholders purchase all 2,666,567 shares of common stock offered through this rights offering. This table assumes that the shares of Class A stock held by Demeter, Phemus and Capricorn have not been converted to common stock prior to the rights offering.

                         Before the Rights Offering         After the Rights Offering         After the Rights Offering
                                                          Assuming Stockholder Exercises     Assuming Stockholder Exercises
                                                                    All Rights                         No Rights
Shares Owned by                    100,000                            207,200                           100,000
Stockholder
Total Number of                  5,299,383                          7,965,950                         7,965,950

                                       10
                                 Risk Factors

Common Shares
Outstanding
Stockholder's Percentage              1.89%                              2.60%                             1.26%
Ownership
Book Value per Share                [_______]                          [_______]                         [_______]

PRINCIPAL STOCKHOLDERS MAY NOT ACT IN THE BEST INTEREST OF OTHER STOCKHOLDERS

The following discussion assumes that the Class A Stock acquired by Demeter, Phemus and Capricorn is not converted into common stock. If the Class A Stock is converted into common stock, as the Company expects, the Principal Stockholders will have a substantially higher percentage of the Company's voting stock. See "--If the Class A is Converted ..." below.

As of December 31, 1998, Demeter, Phemus, Capricorn and Winokur Holdings, Inc. (an affiliate of Capricorn) (the "Principal Stockholders") owned approximately
54.55 percent of the Company's voting stock. Together, the Principal Stockholders have enough votes to elect all of the Company's directors and to approve or disapprove any matters that are determined by a majority vote of the stockholders of the Company. Furthermore, because of their holdings, the Principal Stockholders can prevent a sale of the Company or other transaction resulting in a change of control. The rights offering could result in the Principal Stockholders owning as little as 37.35 percent of the Company's common stock, meaning that the Principal Stockholders will no longer be able to control most of the Company's shareholder votes. As long as the Principal Stockholders control the Company's shareholder votes, the Company cannot assure you that the Principal Stockholders will cause the Company to act in the best interest of all of the other stockholders.

The Company had approximately 5,299,383 shares of common stock issued and outstanding as of December 31, 1998. The Principal Stockholders owned shares of the Company's common stock as follows:

           Stockholder Name              Number of Shares Owned                Percentage Ownership
           ----------------              ----------------------                --------------------
Capricorn Investors II, L.P.                           836,012                               15.77%
Demeter Holdings Corporation                         1,873,231                               35.35%
Phemus Corporation                                     102,671                                1.94%
Winokur Holdings, Inc.                                  78,925                                1.49%
TOTAL FOR ALL
PRINCIPAL STOCKHOLDERS                               2,890,839                               54.55%

Michael Eisenson and Tim Palmer, directors of the Company, are officers of Demeter and Phemus. Herbert Winokur, also a director of the Company, is the manager of the general partner of Capricorn. In addition, Phemus owns limited partnership interests in Capricorn. Mr. Winokur is the sole shareholder and director of Winokur Holdings, Inc.

Because Demeter, Phemus and Capricorn purchased 3,635,972 shares of the Company's Class A Stock on December 31, 1998, they have agreed that they will not exercise, transfer or acquire any rights during this rights offering.

Assuming that Demeter, Phemus and Capricorn do not exercise their rights and that all of the other rights issued during this rights offering (including those held by Winokur Holdings, Inc.) are exercised, the Company will have approximately 7,965,950 shares of common stock issued and outstanding after the rights offering. The Principal Stockholders will own common stock as follows:

          Stockholder Name                 Number of Shares Owned             Percentage Ownership
          ----------------                 ----------------------             --------------------
Capricorn Investors II, L.P.                              836,012                          10.49%
Demeter Holdings Corporation                            1,873,231                          23.52%
Phemus Corporation                                        102,671                           1.29%
Winokur Holdings, Inc.                                    163,533                           2.05%

                                       11
                                 Risk Factors

TOTAL FOR ALL
PRINCIPAL STOCKHOLDERS                                  2,975,447                          37.35%

As shown in the table above, if all of the rights are exercised (and Demeter, Phemus and Capricorn do not exercise, transfer or acquire rights during the rights offering), the rights offering will result in the Principal Stockholders' owning a smaller percentage of the Company than they currently own.

To guarantee the Company proceeds from the rights offering of at least $3.3 million, Demeter, Phemus and Capricorn have entered into a Standby Purchase Agreement. Under that agreement, if the Company sells fewer than 2,666,567 shares during the rights offering, then Demeter, Phemus and Capricorn will purchase the lesser of (A) 664,028 shares, or (B) 2,666,567 shares, minus the number of shares sold during the rights offering. See "Rights Offering -Stand-By Commitment by Principal Stockholders."

Therefore, if no stockholders exercise their rights, Demeter will purchase 503,619 shares of common stock, Phemus will purchase 27,603 shares, and Capricorn will purchase 132,806 shares. In this instance, after the rights offering the Company will have a total of 5,963,411 shares of common stock outstanding, and the Principal Stockholders will own common stock as follows:

          Stockholder Name                  Number of Shares Owned               Percentage Ownership
          ----------------                  ----------------------               --------------------
Capricorn Investors II, L.P.                              968,818                             16.25%
Demeter Holdings Corporation                            2,376,850                             39.86%
Phemus Corporation                                        130,274                              2.18%
Winokur Holdings, Inc.                                     78,925                              1.32%
TOTAL FOR ALL
PRINCIPAL STOCKHOLDERS                                  3,554,867                             59.61%

As shown above, if no stockholders, or very few stockholders, exercise their rights, the Principal Stockholders will increase their percentage ownership of the Company, and together the Principal Stockholders will be able to control most shareholder votes.

STAND-BY COMMITMENT BY PRINCIPAL STOCKHOLDERS IS CONDITIONAL

To guarantee that the Company will receive proceeds of approximately $3.3 million from the rights offering, Demeter, Phemus and Capricorn have agreed to purchase, at $5.00 per share, the lesser of (A) 664,028 shares of capital stock, or (B) 2,666,567 shares, minus the number of shares purchased during the rights offering. However, this commitment is subject to certain conditions to closing, including that there must not have been a material adverse change in the Company's business, financial condition, assets or prospects. The Company cannot assure you that all of these conditions will be satisfied and that Demeter, Phemus and Capricorn will complete the agreed-upon purchases. To the extent that Demeter, Phemus or Capricorn fails to perform its obligations, the Company may not receive sufficient proceeds from the rights offering to fund its capital needs.

IF THE CLASS A STOCK IS CONVERTED TO COMMON STOCK, THE PRINCIPAL STOCKHOLDERS MAY BE ABLE TO CONTROL MOST OR ALL SHAREHOLDER VOTES

On December 31, 1998, Demeter, Phemus and Capricorn purchased a total of 3,635,972 shares of the Company's Class A Stock. Demeter purchased 2,757,633 shares of Class A Stock, Phemus purchased 151,145 shares of Class A Stock, and Capricorn purchased 727,194 shares of Class A Stock. Under certain circumstances, these non-voting shares may be converted into shares of the Company's common stock, and such a conversion could result in the Principal Stockholders holding as much as 75% of the Company's voting stock.

                                       12
                                 Risk Factors

The Company has agreed that each share of Class A Stock will be converted to one share of common stock, if the Federal Trade Commission does not object to such a conversion pursuant to provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

If the conversion of Class A Stock to common stock occurs prior to the rights offering, Demeter will own a total of 4,630,864 shares of common stock, Phemus will own a total of 253,816 shares of common stock, and Capricorn will own a total of 1,563,206 shares of common stock. Depending on when the conversion takes place and how many shares of common stock are purchased during the rights offering, the Principal Stockholders will own shares of common stock as follows:

                                                                   If Conversion Occurs After Rights Offering
                                                                   ------------------------------------------
Stockholder Name              If Conversion Prior         Assuming 2,666,567 Shares Are     Assuming 664,028 Shares Are
                              To Rights Offering          Purchased In Rights Offering      Purchased In Rights Offering

TOTAL SHARES OF COMMON             8,935,355                        11,601,922                        9,599,383
 STOCK OUTSTANDING
                                  Shares    Percentage          Shares      Percentage          Shares       Percentage
Capricorn Investors II, L.P.    1,563,206     17.49%          1,563,206       13.47%          1,696,012         17.67%
Demeter Holdings Corp.          4,630,864     51.83%          4,630,864       39.91%          5,134,483         53.49%
Phemus Corp.                      253,816      2.84%            253,816        2.19%            281,419          2.93%
Winokur Holdings, Inc.             78,925      0.88%            163,533        1.41%             78,925          0.82%
TOTAL FOR ALL PRINCIPAL         6,526,811     73.04%          6,611,419       56.98%          7,190,839         74.91%
STOCKHOLDERS

As shown above, if the Federal Trade Commission does not object to the conversion of the Class A Stock to common stock, the Principal Stockholders will own at least 56.98 percent of the Company's voting stock, and could own approximately 75 percent of the voting stock. At a minimum, the Principal Stockholders will be able to control most shareholder votes, including the election of all directors. If the Principal Stockholders own almost 75 percent of the Company after the rights offering, they will be able to control all shareholder votes.

If the Principal Stockholders increase their percentage ownership of the Company's voting stock through a conversion of Class A Stock, the Company cannot assure you that the Principal Stockholders will cause the Company to act in the best interest of all of the other stockholders.

MATURITY OF WAREHOUSE FINANCING MAY RESULT IN THE COMPANY'S INABILITY TO MAKE ADDITIONAL LOANS AFTER APRIL 1, 1999

The Company's warehouse financing agreement matures on April 1, 1999. If the Company does not renew the warehouse revolving credit facility or enter into a new facility before April 2, 1999, the line of credit will be withdrawn. The Company cannot assure you that it will be able to renew the line of credit or enter into a new credit facility by April 1, 1999.

                                       13
                                 Risk Factors

The warehouse line of credit is important to the Company's business because it permits the Company to make loans and sell those loans to investors. The Company must obtain funds so that it can temporarily hold loans between the time it makes a loan and the time it sells the loan to a mortgage investor. To obtain this financing, the Company depends on warehouse facilities with financial institutions or institutional lenders. In addition, to implement its growth strategy, the Company needs its warehouse facilities to continue to be available, and the Company may require increases in the capacity of its warehouse facilities.

The Company cannot assure you that its warehouse financing will continue to be available on satisfactory terms. The inability of the Company to arrange additional warehouse facilities or to maintain existing facilities would make it more difficult for the Company to generate revenue through the origination and servicing of mortgages.

As of September 30, 1998, the Company's warehouse facilities had an aggregate capacity of $452 million (of which $159 million was unused).

THE COMPANY MAY NEED ADDITIONAL CAPITAL EVEN AFTER RIGHTS OFFERING

The Company's ability to conduct its business depends to a significant degree on its ability to incur indebtedness and obtain equity capital. The Company needs financing primarily to fund its loan originations, pursue new acquisitions and purchase servicing rights. To meet these needs, the Company currently uses warehouse lines of credit, a secured line of credit and a revolving credit facility.

The Recapitalization Plan also is intended to raise additional capital for the Company. Even after the completion of the Recapitalization Plan, however, the Company may need additional capital to meet its working capital requirements. The Company cannot assure you that such capital will be available on satisfactory terms, if at all. If all of the rights are not exercised, or if the Company fails to reach sufficient cash flows, the Company will require additional debt or equity.

Through this rights offering and its existing lines of credit, the Company believes that it will have access to sufficient funds to carry on its existing level of business. If the Company decides to complete further acquisitions, however, the Company will need additional capital. The Company cannot assure you that its existing lines of credit will remain available, and the Company cannot assure you that it will be successful in consummating any future financing transactions on satisfactory terms, if at all.

Factors which could affect the Company's access to the capital markets, or the costs of such capital, include:

                    .    changes in interest rates,

                    .    general economic conditions, and

                    . investors' perceptions of the Company's business, results of operations, leverage, financial condition and business prospects.

Economic, financial, competitive and other matters strongly influence each of these factors, and the Company may not be able to control those influences.

In addition, covenants under the Company's existing or future debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness or to issue additional preferred stock. The covenants require the Company to maintain certain debt-to-equity and coverage ratios, and the Company would not be able to borrow additional capital if the new debt would violate those ratios.

The Company's ability to repay its outstanding debts on time may depend on its ability to refinance those debts. The Company may not be able to refinance debt if the Company is unable to sell additional debt or equity securities on satisfactory terms.

                                       14
                                 Risk Factors

THE COMPANY MAY BE UNABLE TO COMPLETE ACQUISITIONS OR ENTER INTO NEW BUSINESS LINES

The Company plans to expand its business both internally and through acquisitions of other commercial mortgage financial service companies. The Company cannot assure you that it will be able to support its continued growth. The Company also cannot assure you that it will be able to identify, finance and purchase additional acquisition candidates, or that future acquisitions, if completed, will be successful. If the Company cannot successfully complete additional acquisitions, the market price of the common stock may decline.

When the Company acquires new businesses with different markets, customers, financial products, systems and managements, the Company may have difficulty integrating those business into its existing operations. This integration process may cause unforeseen difficulties and may require a large portion of management's attention and the Company's resources. These difficulties may be particularly acute as the Company expands into business lines outside of its traditional multifamily business.

The Company originally focused on originating and servicing mortgages on multifamily properties, such as apartment buildings and condominiums. Since 1996, the Company has expanded its origination and servicing of mortgages on other commercial properties, such as office buildings, hotels, and retail stores. The Company plans to continue to expand its business in both the multifamily and commercial mortgage areas. See "The Company - Business Strategy."

To support, manage and control continued growth, the Company must be able to hire, train, retain, supervise and manage its workforce. The Company must also develop the skills necessary to compete successfully in its new business lines. In particular, the success of certain acquisitions may depend on the Company's ability to retain key employees of the acquired business.

The Company is not currently planning or negotiating any specific acquisitions or expansions into new business. However, if the rights offering is successful, such discussions could occur in the near future.

THE COMPANY MAY INCUR LOSSES ON MORTGAGE LOANS UNDER THE DUS PROGRAM

WMF Washington Mortgage Corp. ("Washington Mortgage") is an approved lender under the Federal National Mortgage Association's ("Fannie Mae") Delegated Underwriting and Servicing ("DUS") Program. Under this program, Washington Mortgage originates, places and services multifamily loans for Fannie Mae without having to obtain Fannie Mae's prior approval for each loan.

The DUS Program requires Washington Mortgage to pay a portion of any losses on mortgages that it originates under the program. These losses may cost Washington Mortgage up to 20 percent of the original principal balance of the loan. Additionally, if borrowers default under loans in the DUS Program, the value of Washington Mortgage's servicing rights for those loans could materially decrease. See "Loss of Value from Impairment of Mortgage Servicing Rights."

To qualify for the DUS Program, Washington Mortgage must maintain a letter of credit or cash sufficient to cover its estimated portion of any losses. As of September 30, 1998, the unpaid principal balance of Washington Mortgage loans in the DUS Program totaled $1.3 billion and Washington Mortgage had a $5.9 million reserve for probable loan losses under the DUS Program. Washington Mortgage also had a $4.8 million letter of credit to pay for losses under the program. While the Company believes that these reserves are sufficient, actual losses under the DUS Program could exceed these reserves and hurt the Company's performance. If the Company incurs and is required to fund additional losses, the market price of the common stock may be adversely affected.

                                       15
                                 Risk Factors

THE COMPANY IS LIABLE FOR CERTAIN REPRESENTATIONS AND WARRANTIES CONCERNING MORTGAGE LOANS

When the Company originates mortgage loans and then sells them to investors, the Company must make certain representations and warranties concerning those mortgages. These representations and warranties cover such matters as title to mortgaged property, lien priority, environmental reviews and certain other matters. When making these representations and warranties, the Company relies in part on similar representations and warranties made by the borrower or others.

If the representations made by a borrower or others are false, the Company will have a claim against the borrower or other party. The Company's ability to recover its damages, however, depends on the financial condition of the party that made the false representation. In addition, the Company makes some representations and warranties even though it does not receive similar representations and warranties from borrowers or others. If those representations are later found to be false, the Company would have to pay for any losses and would not have a claim against another party. The Company cannot assure you that it will not experience a material loss as a result of its representations and warranties.

THE COMPANY MAY INCUR LOSSES AS A RESULT OF CHANGES IN GENERAL ECONOMIC
CONDITIONS

The following general economic conditions could have an adverse affect on the Company's business:

      . periods of general, regional or industry-related economic slowdown or recession,

      .   rising interest rates, or

      .   declining demand for real estate.

An economic slowdown will generally reduce the Company's origination and sales of mortgages, which generated approximately 48.7 percent of the Company's revenue during the nine months ending September 30, 1998. In addition, periods of economic slowdown or recession may increase the risk that borrowers will default on multifamily and commercial mortgage loans, and those defaults may have an adverse effect on the Company's financial condition. When the owner of a mortgage forecloses on a property, the Company's servicing fees may be reduced or eliminated and the Company may experiences additional losses.

Periods of economic slowdown or recession may be accompanied by decreased demand for multifamily or commercial properties. Decreased demand may result in declining values for the properties securing outstanding loans, and decreased property values weaken the Company's collateral coverage and increase the possibility of losses in the event of default. If more properties are for sale during recessionary periods, the Company may receive lower prices when it sells foreclosed properties, or it may have to delay such sales. The Company cannot assure you that it will be able to sell foreclosed properties in the multifamily or commercial markets. Any material deterioration of such markets could reduce the Company's proceeds from foreclosure sales.

Changes in the relationship between short-term and long-term interest rates could also affect the Company's results of operations, which in turn could affect the value of the common stock. Between the time the Company funds a loan and the time it sells the loan, the Company earns net interest income. Net interest income is based on the long-term rate earned on a loan minus the short-term borrowing costs to finance the loan.

During the nine months ended September 30, 1998, interest income amounted to
31.5 percent of the Company's total revenue. If long-term interest rates decrease and short-term interest rates do not decrease by the same amount, then the Company's net interest income may decline. If long-term interest rates drop below the short-term rates, the Company could incur a net interest expense instead of earning net interest income.

The Company also earns income from placement fees, which are earned from the placement and utilization of escrow funds. If the short-term interest rates decrease, the Company's income from placement fees may decline.

                                       16
                                 Risk Factors

THE COMPANY'S OPERATIONS MAY DECLINE AS A RESULT OF IMPAIRMENT OF MORTGAGE SERVICING RIGHTS

Under generally accepted accounting principles, the Company must treat its servicing rights as an asset. Servicing rights are recorded as an asset on the Company's balance sheet at either the purchase price paid for the servicing rights or the relative fair value of the servicing rights at the time the Company sells a loan and retains the servicing associated with that loan. The Company also must amortize the value of the servicing rights over their estimated lives.

If the value of the servicing rights, as shown on the Company's balance sheet, exceeds their fair value, then the rights are impaired. The fair value of the servicing rights may be affected by, and impairment may result from, factors such as:

      . changes in mortgage prepayments, which tend to increase as long-term interest rates decline, and tend to decrease as such interest rates rise;

      . prepayment penalty terms, including lockout and yield maintenance requirements;

      .   higher than expected rate of loan defaults;

      .   lower than expected short-term interest rates;

      . factors which impact the net cash flow generated from the servicing rights, such as the cost of servicing such loans; and

      . the underlying loans' average custodial balances (the amount deposited by borrowers for taxes, deposits and replacement reserves).

To the extent that the Company's servicing rights are impaired, the Company's operating results and stock price may be adversely affected. Although the Company has never recorded any impairment, it may record impairment at any time in the future. The Company cannot assure you that it has accurately estimated the factors that could cause impairment of the servicing, or that the Company's mortgage servicing rights can be sold at their value, if at all.

THE COMPANY MAY NOT BE ABLE TO RECOVER ADVANCED FUNDS

When borrowers are late in making payments on the multifamily and commercial mortgage loans serviced by the Company, the Company may be required to advance principal, interest, tax and insurance payments for those loans, to the extent that the Company believes that those advances are ultimately recoverable. At September 30, 1998, the Company had made servicing advances of $2.4 million. The Company must make these advances from its working capital, but when the late payments are collected, the Company's advances will be repaid first. If the collected payments are not sufficient to repay all of the Company's advances, the Company could incur losses, which could have a material impact on the Company.

THE COMPANY MAY INCUR LOSSES UPON TERMINATION OF CERTAIN SERVICING CONTRACTS

As of September 30, 1998, the Company had contracts to service mortgages with a total principal balance of $12.7 billion. Approximately 23 percent of those contracts are terminable upon 30 days' notice by the owner of the serviced mortgage. Most of the contracts with these termination provisions are for the servicing of mortgages held by insurance companies. As the Company increases its servicing of mortgages held by insurance companies, the percentage of servicing contracts with such termination provisions will also increase.

The rest of the Company's servicing contracts are for a term equal to the life of the mortgage. The holder of the mortgage may terminate the contract only for cause, after paying the Company a termination fee, or after prepayment or other early termination of the mortgage.

                                       17
                                 Risk Factors

If a significant number of the Company's mortgage servicing contracts were terminated and the Company were unable to replace them with new servicing contracts, the Company's operations would be adversely affected.

THE COMPANY MAY BE UNABLE TO CONTINUE TO COMPLY WITH GOVERNMENT REGULATION AND PROGRAMS

The Company's operations are regulated by:

      . federal, state and local government authorities, including the Federal Housing Administration ("FHA") and the Government National Mortgage Association ("Ginnie Mae");

      . various federal, state and local laws and judicial and administrative decisions; and

      . regulations of government sponsored entities (such as Fannie Mae) that purchase mortgages originated and/or serviced by the Company.

Among other things, these laws, regulations and decisions:

      . require the Company to maintain a minimum net worth and minimum lines of credit;

      .   require periodic financial reports;

      . require a quality control plan for the underwriting, origination and servicing of loans;

      . restrict loan originations, credit activities, maximum interest rates, and finance and other charges;

      . regulate disclosures to customers, the terms of secured transactions and personnel qualifications; and

      . require certain collection, repossession and claims-handling procedures and other trade practices.

Although the Company believes that it complies in all material respects with applicable laws and regulations and with the requirements of mortgage purchasers, the Company cannot assure you that it will be able to continue to comply if more restrictive laws, rules, regulations or requirements are adopted in the future. If the Company fails to comply with all applicable requirements, the Company could lose the opportunity to originate, sell or service mortgages in certain jurisdictions, or to originate mortgages on behalf of, sell mortgages to or service mortgages held by certain institutions. If that occurs, the Company's financial results could be adversely affected.

The FHA insured approximately 11.8 percent of loans originated by the Company during the nine months ended September 30, 1998 and approximately 47.4 percent of loans serviced by the Company as of September 30, 1998. If the laws or regulations governing FHA programs change, the availability of FHA-insured loans could decrease, and the Company's ability to originate or service those mortgages could be affected. Any such change could have a material adverse effect on the Company and its results of operations.

The Company must obtain the consent of the State of Arizona and Fannie Mae prior to a change in control of the Company. While the rights offering may be considered a change in control, the Company has no reason to believe that these consents will not be granted. If the Company fails to receive any such consents, it will lose the net income (if any) generated by loans originated in Arizona or held by Fannie Mae.

THE COMPANY'S OPERATIONS MAY BE SIGNIFICANTLY AFFECTED BY THE YEAR 2000 PROBLEM

The Year 2000 Problem refers to errors that may occur when computers use two digits rather than four to define the applicable year. Software and hardware may recognize a date using "00" as the year 1900, rather than the year 2000. If a

                                       18
                                 Risk Factors
computer does not recognize a date on or after January 1, 2000, the error could, among other things, prevent the Company from processing transactions, sending invoices, or engaging in other normal business activities.

The Company's Program. The Company has developed a program to address the Year 2000 Problem as it may affect:

      . the Company's computer and operating systems, including its servicing, accounting, human resources and financial reporting systems;

      . the Company's other systems, such as buildings, equipment, telephone systems and other non-computer systems that may contain technology that is sensitive to the Year 2000 Problem;

      . certain systems of the Company's major vendors and material service providers, if those systems relate to the Company's business activities;

      . certain systems of the Company's material customers and investors, if those systems relate to the Company's ability to provide services to the customers and investors.

As described below, the Company's Year 2000 program involves

      1. assessing the Year 2000 Problem and determining how it may negatively affect the Company;

      2. developing remedies to address the problems discovered in the assessment phase;

      3.  testing of the remedies; and

      4.  preparing contingency plans to deal with worst-case scenarios.

Assessment Phase. The following table shows the current state of Year 2000 compliance in the Company's computer systems:

--------------------------------------------------------------------------------
                                         Year 2000            Year 2000
                                         Compliant          Non Compliant
     Component                            Number               Number
 Business Critical Software
 --------------------------
 Servicing Systems                             0                      4
 Accounting System                             1                      0
 Human Resources                               1                      0
Hardware
--------
 Personal Computers                          470                     30
 File/Data Services                           37                      0
 Networks                                     20                      0
Office Software Suites                       400                      0
----------------------
-------------------------------------------------------------------------------

The Company has evaluated all of its systems except its telephone equipment, and the Company has begun to develop remedies for the Year 2000 Problem. During the last quarter of 1998, the Company expects to finish sending letters to certain of its significant hardware, software and other equipment vendors and other material service providers, as well as to its significant customers, requesting that they provide detailed, written information concerning existing or anticipated Year 2000 compliance by their systems. The Company expects that it will complete these inquiries and receive substantially all third-party responses by March 30, 1999.

While the Company cannot thoroughly assess other parties' Year 2000 readiness, it will attempt to identify areas of vulnerability and change relationships with those parties as appropriate. If the Company believes that a third-party's systems may have a negative material impact on its operations, it will develop relationships with other parties who have been thoroughly screened for Year 2000 compliance.

                                       19
                                 Risk Factors

Remediation and Testing Phase. During the remediation and testing phase, the Company will address potential Year 2000 Problems in systems and will attempt to demonstrate that the affected systems will be Year 2000 compliant on a timely basis. All computer software systems that are critical to the Company's business are supplied by vendors, and the vendors are contractually responsible for the systems' becoming Year 2000 compliant. However, the Company cannot assure you that it will be able to recover damages from any vendor who fails to bring a system into Year 2000 compliance.

Of the Company's critical systems, its accounting and human resources systems have been certified Year 2000 compliant and will be substantially tested by December 31, 1998. The Company is in the process of combining its four loan processing systems into two. The Company expects that this consolidation will be completed no later than February 28, 1999. At the same time, the two surviving loan servicing systems will be made Year 2000 compliant and tested internally. These systems will then be tested with major customers and investors to ensure that the delivery of proper data will occur on and after January 1, 2000.

The Company expects that all non-compliant servers will be Year 2000 compliant by December 31, 1998. All non-compliant personal computers will be put out of service by December 31, 1998. The Company will replace all non-Year 2000 compliant office software by June 30, 1999. The Company expects that all telephone equipment will be Year 2000 compliant by March 30, 1999.

Contingency Plans. The Company has not yet fully identified its most likely worst-case scenarios that could occur because of the Year 2000 Problem. The Company is developing contingency plans for the scenarios that have been identified. The Company intends to complete its determination of worst case scenarios after it has received and analyzed responses to most of the inquiries it will make of third parties. After its analysis, the Company plans to develop a timetable for completing its contingency plans.

Costs Related to the Year 2000 Problem. To date, the Company has spent approximately $50,000 for its Year 2000 program, mostly in labor costs. The Company expects to incur additional costs, which it estimates will not exceed $300,000. Compliance costs are relatively low because all business critical software systems are being upgraded under normal vendor maintenance agreements. The Company currently believes that the costs to resolve the Year 2000 Problem for its other systems will not be material. However, the Company cannot assure you that its cost estimates will not change as the Company completes its assessment.

Risks Related to the Year 2000 Problem. Although the Company's Year 2000 program is intended to minimize the adverse effects of the Year 2000 Problem on the Company's business and operations, the actual effects of the Year 2000 Problem and the success or failure of the Company's efforts described above cannot be known until after January 1, 2000. If the Company, its major vendors, service providers or major customers fail to address adequately the Year 2000 Problem in a timely manner, the Company's business, results of operations and financial condition could be adversely affected.

THE COMPANY RELIES ON CERTAIN KEY PERSONNEL

The Company depends on the efforts and abilities of a number of its current key management, including J. Roderick Heller, III, the Company's Chairman of the Board of Directors, and Shekar Narasimhan, the Company's President and Chief Executive Officer. The success of the Company depends to a large extent on its ability to retain and continue to attract key employees through its compensation plans, including employee stock options. If the Company loses certain key employees or cannot retain or attract key employees in the future, the Company's operations could be adversely affected.

THE COMPANY'S BUSINESS DEPENDS ON ITS SALES STAFF

The Company's business depends on the efforts and abilities of its 59-person sales staff. The success of the Company depends to a large extent on its ability to retain and attract sales personnel through its compensation policies, including commission arrangements and its deferred compensation plan. If sales staff responsible for a significant portion of the Company's annual loan origination volume terminate their employment, the Company's loan origination volume and its operating results could be adversely affected.

                                       20
                                 Risk Factors

THE COMPANY IS SUBJECT TO NATIONAL AND REGIONAL COMPETITION

The Company operates throughout the United States and faces different levels of competition in various individual markets. Generally, the Company has very few national competitors and many local and regional competitors. The profile and business practices of competitors may change, however, because the multifamily and commercial mortgage industry is currently consolidating. Certain of the Company's competitors are larger than the Company and have greater financial resources, including greater access to and lower cost of capital. In addition, the Company's business is characterized by low barriers to entry, and recently new competitors have successfully raised the capital necessary to enter the business. If competition increases in the Company's markets, the Company's level of loan origination, servicing and fees could decrease.

CERTAIN ANTI-TAKEOVER PROVISIONS MAY AFFECT YOUR RIGHTS AS A SHAREHOLDER

The Company's Board of Directors has the authority to issue up to 12,500,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote of, or action by, the Company's stockholders. Your rights will be subject to, and may be adversely affected by, the rights of holders of preferred stock, including the Class A Stock. Holders of the Class A Stock do not have voting rights. If the Company chooses to issue preferred stock with voting rights, the issuance could provide desirable flexibility in connection with possible acquisitions and other corporate purposes. The issuance of voting preferred stock could also make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Certain provisions of Delaware law applicable to the Company may also discourage third-party attempts to acquire control.

THE COMPANY DOES NOT ANTICIPATE PAYING DIVIDENDS ON COMMON STOCK

The Company does not plan to pay cash dividends on the Company's common stock in the foreseeable future. The Board of Directors will decide, in the exercise of its business judgment, whether to apply legally available funds to the payment of dividends. The Board of Directors will consider the Company's results of operations and financial condition, any existing or proposed commitments for the use of available funds, and the Company's obligations to its creditors or holders of preferred stock, if any preferred stock is issued. Financial covenants in the Company's credit agreements or in arrangements with government-sponsored entities may restrict the Company's ability to pay dividends.

NO PRIOR MARKET FOR THE RIGHTS EXISTS

You are permitted to sell or transfer your rights, but the Company cannot assure you that such a sale will be practicable or profitable. The rights will be listed for trading on ____________________. Prior to this rights offering, there has been no public market for the rights, and the Company cannot assure you that an active public market for the rights will develop or be sustained. If a market for the rights develops, it may be volatile and unreliable. The Company cannot assure you that you will receive a satisfactory price upon the sale of the rights.

THE SALE OF A SUBSTANTIAL AMOUNT OF COMMON STOCK MAY AFFECT THE MARKET PRICE

If substantial amounts of common stock are sold in the public market following the rights offering, the market price of the stock could be adversely affected. If the rights offering is fully subscribed and the Class A Stock is converted into common stock, the Company will have approximately 11,601,922 shares of common stock outstanding. Of those shares, approximately 6,611,419 shares (56.99 percent) will be held by the Principal Stockholders. The Principal Stockholders are "affiliates" of the Company under Rule 144 of the Securities Act of 1933 and these shares generally will be subject to sale only subject to the volume limitations of Rule 144. However, the Company has agreed to register for resale without restriction (A) the shares of common stock which may be issued on conversion of the Class A Stock and (B) any shares of common stock purchased pursuant to the stand-by purchase commitment.

                                       21
                                 Risk Factors

In addition, as part of a transaction entered into in December 1998, the Company
(i) has issued warrants to purchase 100,000 shares of common stock for $5.98125 per share exercisable through December 30, 2002, (ii) has issued warrants to purchase 150,000 shares of common stock for $10.00 per share exercisable through December 30, 2003, and (iii) has secured certain obligations with the pledge of an additional 50,000 shares of authorized but unissued common stock. The Company has agreed to register for resale all of these shares if they are issued.

If after the rights offering the Company is unable to repay all of the subordinated notes held by COMIT, Harvard and Capricorn will have the option to exchange those notes for shares of capital stock at an exchange rate of $5.00 per share.

The sale of a substantial number of these shares at any time or over time could adversely affect the market price of the Company common stock. The Company cannot predict the effect that the availability and future sales of common stock could have on the market price.

THE COMPANY'S STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

Trading volume and prices for the common stock has been subject to wide fluctuations during the past year and may continue to fluctuate in response to quarterly variations in operations, results, announced earnings and other factors. The Company cannot always foresee or predict such events. Other factors that may affect stock prices include the sale or attempted sale of a large amount of securities in the public market, the registration for resale of any shares of common stock, and the effect on the Company's earnings of equity-based compensation awards to management. The market price of the Company's common stock could also be influenced by developments or matters not related to the Company.

                                       22
                                 Risk Factors

                              THE WMF GROUP, LTD.



                          CURRENT CORPORATE STRUCTURE


                        ------------------------------

                              The WMF Group Ltd.

                        ------------------------------

        ---------------------------------------------------------------
--------------------------     ------------------------- ---------------------

WMF Carbon Mesa                  WMF Washington            WMF Capital Corp.
Advisors, Inc.                   Mortgage Corp.

--------------------------     -------------------------  ---------------------

        ---------------------------------------------------------------
--------------------------     -------------------------  ---------------------

WMF Huntoon Paige                    WMF Proctor          WMF Robert C. Wilson

--------------------------     -------------------------  ---------------------

                                       23
                          Current Corporate Structure

                                  THE COMPANY

The WMF Group, Ltd. is a Delaware corporation formed in October 1992 under the name "WMF Holdings, Inc." Originally, the Company was created to hold the operations of WMF Huntoon, Paige Associates Limited ("WMF Huntoon Paige") and WMF Washington Mortgage Corp. ("Washington Mortgage"). WMF Huntoon Paige and Washington Mortgage are now wholly-owned subsidiaries of the Company. Please see the chart on page __ for an illustration of the Company's organizational structure.

WMF Huntoon Paige has originated and serviced multifamily and healthcare mortgages insured by the FHA under various owners and under various names since 1979. Washington Mortgage acquired WMF Huntoon Page in 1991. Washington Mortgage has originated and serviced multifamily and commercial mortgages under various owners and under various names since 1984.

On April 1, 1996, NHP Incorporated ("NHP") purchased the Company and named it "NHP Financial Services, Inc." In early 1997, NHP was acquired by Apartment Investment and Management Co. ("AIMCO"). As a condition of that purchase, AIMCO required NHP to spin-off the Company. On December 8, 1997, the Company became an independent, publicly traded company.

                              RECENT DEVELOPMENTS

1998 LOSSES. During the nine months ended September 30, 1998, the Company incurred a net loss of $33.9 million, or $6.53 per share. Almost all of these losses were incurred at Capital Corp. and resulted from volatility in commercial mortgage-backed security markets and interest rates on U.S. Treasury securities. Despite the losses, the Company's mortgage banking segment remained profitable during the third quarter, and the Company as a whole experienced increased revenue during the first nine months of 1998.

LOSSES AND RESTRUCTURING AT CAPITAL CORP. Most of the Company's losses during the first three quarters of 1998 resulted from short-sale transaction losses related to Capital Corp.'s inventory of mortgage loans. During that period, Capital Corp. originated $969 million in mortgage loans. To protect itself against interest rate fluctuations prior to the sale or securitization of its loans, Capital Corp. entered into arrangements for the short sale of U.S. Treasury securities. Because of interest rate volatility during that period, the Company was required to fund losses related to changes in the value of its short-sale positions. To reduce its exposure to margin calls, Capital Corp. sold $691 million in loans, and closed the related U.S. Treasury short positions, at a loss. Capital Corp. also recognized a loss on the short-sale positions related to its remaining $278 million loan inventory.

To reduce the cash requirements of its short-sale activities, the Company made arrangements with its warehouse lender and short-sale counterparties to permit the Company to offset the impact of losses on the short sale of U.S. Treasuries with gains and losses in mortgage loans held for securitization. During November and December of 1998, Capital Corp. entered into agreements to sell the remainder of its loan inventory and closed the related short-sale positions without incurring additional losses. As part of these agreements, the Company and COMIT have agreed to purchase $2.4 million and $7.6 million of subordinated interests in a pool of $63.5 million of these loans.

As a result of the losses incurred, Capital Corp. has become unable to satisfy certain loan commitments. Capital Corp. has settled one claim related to these obligations but the Company may not be able to settle similar claims in the future. See "Risk Factors -- Unsatisfied Loan Obligations May Cause Additional Losses." The Company does not intend to contribute additional capital to Capital Corp. or to take principal risk positions at Capital Corp.

COST-SAVING MEASURES. In response to its 1998 losses, the Company implemented a cost-reduction program, reducing its workforce by 15 percent and decreasing general and administrative expenses. The Company expects that the cost-reduction program will result in annual savings of at least $7.5 million beginning in 1999.

ISSUANCE OF SUBORDINATED NOTES. On September 4, 1998, the Company entered into a Credit Agreement with Commercial Mortgage Investment Trust, Inc. COMIT is a real estate investment trust that is owned by Harvard, Capricorn and the Company and managed by WMF Carbon Mesa. Under the Credit Agreement, Harvard and Capricorn contributed a total of

                                       24
                                  The Company

$20 million to COMIT, and the Company then sold $20 million of its 11 % subordinated notes to COMIT. The Company also issued warrants to COMIT entitling it to purchase 1,200,000 shares of common stock at $11.25 per share. COMIT later assigned 960,000 of the warrants to Harvard and 240,000 of the warrants to Capricorn.

DESIGNATION OF CLASS A STOCK. On December 31, 1998, the Board of Directors of the Company amended the Company's Certificate of Incorporation to provide for a new class of preferred stock, designated "Class A Non-Voting Convertible Preferred Stock" (the "Class A Stock"), par value $0.01.

Each share of Class A Stock may be converted into one share of the Company's common stock, if the Federal Trade Commission does not object to such a conversion pursuant to certain provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. If the Federal Trade Commission objects to the conversion, the Class A Stock will remain outstanding, and holders of Class A Stock will receive quarterly dividends on those shares at a rate of 11% before February 1, 1999, at an agreed-upon rate of up to 15% between February 1, 1999 and March 31, 1999, and at an agreed-upon rate of up to 18% after March 31, 1999.

The Class A Stock does not have voting rights, except to the extent such rights are required by Delaware corporate law. The Company has the option of redeeming each share of Class A Stock for $4.587 in cash. The Class A Stock will not be traded on any national exchange and will not be registered for resale under the Securities Act of 1933, but the Company has agreed to register any shares of common stock issued upon conversion of the Class A Stock.

The Company issued 3,635,972 shares of Class A Stock as part of the Recapitalization Plan, described below.

RECAPITALIZATION PLAN. To provide for its working and other capital needs after the losses at Capital Corp., the Company has entered into the Recapitalization Plan. The Recapitalization Plan has two parts and is expected to raise a minimum of $20 million and a maximum of $30 million of new equity:

    .   SALE OF $16.7  MILLION OF CAPITAL STOCK TO DEMETER, PHEMUS AND CAPRICORN

        On December 31, 1998, the Company's three largest shareholders, Demeter, Phemus and Capricorn, acquired 3,635,972 shares of the Company's Class A Stock for total cash proceeds of approximately $16.7 million. In this transaction, Demeter acquired 2,757,633 shares of the Company's Class A Stock, Phemus acquired 151,145 shares of Class A Stock, and Capricorn acquired 727,194 shares of Class A Stock.

        As part of the transaction, Harvard (an affiliate of Demeter and Phemus) and Capricorn canceled the warrants to purchase 1,200,000 shares of common stock issued to COMIT in connection with the subordinated notes. In addition, Demeter, Phemus and Capricorn have agreed to enter a standby purchase agreement in connection with the rights offering (described below). The Company has applied the proceeds of the sale of Class A Stock to repay partially the subordinated notes held by COMIT. COMIT used the repayment to redeem shares of its preferred stock that were sold to Harvard and Capricorn to fund the purchase of the notes, effectively resulting in the partial conversion of the subordinated notes into common stock.

                                       25
                                  The Company

        Because of their participation in this transaction, Demeter, Phemus and Capricorn have agreed not to exercise, transfer or acquire any rights during the rights offering.

    .   $13.3 MILLION RIGHTS OFFERING

        The Company is issuing all of its shareholders of record as of _______, 1999, 1.072 transferable rights for each share of common stock held by them on that date. Each right will entitle its holder to purchase one share of common stock for $5.00. Because Demeter, Phemus and Capricorn have agreed not to exercise, transfer or acquire any rights, a total of 2,666,567 rights could be exercised during the rights offering for a total purchase price of $13,332,835.

        Demeter, Phemus and Capricorn have entered into a Standby Purchase Agreement to purchase up to 664,028 shares of common stock not otherwise purchased in the rights offering for a total purchase price of $3,320,140. Consequently, the Company expects that it will sell at least 664,028 shares of common stock in the rights offering for total proceeds of at least $3,320,140.

        The Company has agreed to apply the proceeds from the rights offering and from any shares sold to Demeter, Phemus and Capricorn first to repay the remaining subordinated notes held by COMIT. If after the rights offering the Company is unable to repay all of the subordinated notes held by COMIT, Harvard and Capricorn will have the option to exchange the notes for shares of Company capital stock at an exchange rate of $5.00 per share.

The Recapitalization Plan will result in the effective conversion of the Company's up to $20 million of subordinated notes into capital stock and also may raise additional common equity, which will be used to repay borrowing under the Company's revolving line of credit and for working capital.

                                   BUSINESS

The Company has three principal lines of business: (i) mortgage banking, (ii) capital markets and (iii) advisory services. Mortgage banking involves origination and servicing of mortgage loans.

MORTGAGE ORIGINATION. Mortgage origination involves the making of loans to borrowers who use real estate property as collateral. The Company's staff of 59 loan originators targets a wide variety of borrowers including developers, local entrepreneurial owners, large portfolio owners and public companies such as real estate investment trusts.

Currently, the Company originates mortgages through two channels -- retail and wholesale. For the retail operation, the Company has loan originators in 19 offices located throughout the country. Those individuals directly solicit owners of real estate, as well as local multifamily and commercial mortgage brokers. The Company believes that having a local presence within a market significantly adds to its understanding of the local economic, demographic and real estate trends, thus allowing it to serve borrowers and investors better. A local presence also helps develop borrower relationships and identify new customers.

In those markets where the Company does not have a retail presence, it acts through "correspondent relationships" with local mortgage brokers. In this relationship, a local commercial mortgage broker identifies potential borrowers and refers them to the Company for their loans. Currently, the Company originates loans through correspondents throughout the United States. In 1997, the Company obtained 21.5 percent of its $2.3 billion of loan originations through correspondents.

The Company's relationship with correspondents differs between multifamily and commercial lending and FHA lending. For multifamily and commercial lending, the Company enters into an agreement with each correspondent which generally provides that (1) the borrower will pay the correspondent, usually based on a percentage of the loan, (2) in some instances, the Company will have a right of first refusal to finance properties meeting the criteria of its loan programs and investors and (3) the correspondent will be eligible for incentive fees based on servicing fees received by the Company from the originated loans. Generally either party to a multifamily and commercial correspondent agreement may terminate the relationship without cause upon prior written notice. The multifamily and commercial correspondent agreements usually do not place geographic restrictions on either the Company or the correspondent.

                                       26
                                  The Company

With respect to FHA lending, correspondents generally enter into agreements with the Company for each individual transaction and the terms of the agreements vary from transaction to transaction. These agreements define the compensation, roles, representations and warranties for the correspondent and the Company.

After it identifies a potential borrower, the Company determines which of its mortgage products best meets the borrower's needs. Then the Company works with the borrower and a mortgage investor to prepare a loan application. When the borrower completes the application, the Company's underwriters conduct due diligence. In the case of FHA loans, the FHA conducts due diligence. See "-- Mortgage Underwriting." The loan is evaluated, and if appropriate, submitted to a loan committee consisting of senior officers of the Company.

If the Company or the FHA approves the loan, the Company issues a commitment to the borrower. Normally, the Company simultaneously commits to sell the loan to an appropriate investor. Because the commitment for the loan sometimes occurs prior to the investor commitment, the Company may attempt to eliminate its exposure to interest rate changes for each transaction. Typical investors include insurance companies, banks, credit corporations, government sponsored entities (such as Fannie Mae) and other institutional investors. Typically the Company funds a loan 15 to 30 days after the loan commitment. At that time, the Company funds the loan using its warehouse lines of credit and the borrower pays the Company an origination fee, typically one percent of the principal amount of the loan.

Within 10 to 45 days after funding the loan, the Company completes the sale of the loan to an investor. In connection with such sales, the Company sometimes retains certain liabilities. See "Risk Factors -- Retained Risks of Mortgage Loans Sold" and "Risk Factors -- Mortgage Loans Sold Under DUS Program." After selling a mortgage loan, the Company typically retains the right to service the loan. See "-- Mortgage Servicing."

As of December 31, 1997, the Company held 32 mortgage loans for sale with an aggregate principal balance of $49.4 million and investors had committed to purchase all of the loans held for sale, and after that date, the Company sold each of the loans. As of September 30, 1998, the Company held 46 mortgage loans for sale with an aggregate principal balance of $306.2 million. After September 30, 1998, the Company entered agreements to sell each of these mortgage loans. As of September 30, 1998, the Company had commitments to lend that were not matched with investor commitments. Those commitments are subject to market risk until such time as a permanent investor is identified.

The Company provides a diverse range of products to borrowers through three product groups: Conventional Multifamily, FHA Multifamily and Healthcare, and Commercial/Life Insurance Company. The following table sets forth information regarding loan origination volume by business unit for each of the last three years.

                   LOAN ORIGINATION VOLUME BY BUSINESS UNIT
                             (DOLLARS IN MILLIONS)

                                               9 MONTHS
                                                  ENDED
                                              SEPT. 30,
                                                   1998           1997           1996        1995
                                                   ----           ----           ----        ----
CONVENTIONAL MULTIFAMILY                          768.8          742.0          505.4       448.0
FHA MULTIFAMILY AND HEALTHCARE                    386.5          489.7          505.6       325.5
COMMERCIAL/LIFE INSURANCE/ (1)/                 2,128.5        1,075.2          117.5        29.0
                                                -------        -------        -------       -----
       TOTAL                                    3,283.8        2,306.9        1,128.5       802.5
                                                =======        =======        =======       =====

/(1)/  INCLUDES CONDUIT ORIGINATIONS.

Conventional Multifamily (Fannie Mae). This business unit finances multifamily properties that are not supported by governmental insurance or guarantees. The Company sells such loans to a variety of mortgage investors, including Fannie

                                  The Company

Mae. One of the Company's most active conventional products is Fannie Mae's DUS Program. Currently, there are only 28 companies approved to participate in this program. In 1997, total DUS Program production was $4.5 billion, of which the Company produced approximately $200 million.

Under the DUS Program, Fannie Mae allows the Company to approve, close and service loans on multifamily mortgages that meet predetermined criteria. Fannie Mae commits to purchase these loans after they close. As part of the program, Fannie Mae requires that participating companies share in the risk of loss on the loan. See "Risk Factors -- Mortgage Loans Sold Under DUS Program." In return for sharing the risk of loss, the Company receives a servicing fee that is significantly higher than its typical fee. The Company underwrites each loan to manage its loss exposure and enhance its return on servicing. See "-- Mortgage Underwriting," below.

In addition to its participation in the DUS Program, the Company is a Fannie Mae Prior Approval Lender and is one of the designated post-closing review lenders for the Fannie Mae Aggregation Facility. These programs allow the Company to sell certain loans to Fannie Mae that would not otherwise qualify for the DUS Program. Unlike DUS, however, neither of these programs requires that the Company share in the risk of loss.

FHA Multifamily and Healthcare. The Company, through WMF Huntoon Paige, is the largest provider of FHA-insured multifamily and healthcare financing in the country. The Company originates and services both construction and permanent loans. For the twelve months ended September 30, 1998, the Company's subsidiaries originated 12.5 percent of all FHA multifamily and healthcare insured debt financing.

The Company operates FHA lending through a separate subsidiary because typical property characteristics, borrower requirements, licensing, and approval processes differ significantly between FHA and conventional multifamily financing. To participate in FHA programs, the Company must comply with the applicable requirements of the National Housing Act and the regulations and policies of the FHA. See "Risk Factors -- Uncertainties Resulting from Government Regulation and Changes in Government Programs."

Commercial/Life Insurance Company Loans. With its acquisitions in 1996 and 1997, the Company has substantially increased its presence in the market for commercial, non-multifamily financing. The Company originates loans secured by a variety of properties, including office buildings, retail centers, hotels, warehouses and nursing homes. Through relationships with regional mortgage banks, insurance companies have been particularly active investors in this segment. The Company has a variety of established relationships with insurance companies, including: John Hancock, UNUM, Canada Life, CIGNA, American General, Nationwide, Berkshire Life, Government Personnel Mutual and Century Life.

In addition to originating conduit-eligible loans that are processed by its capital markets group, through Capital Corp., the Company has established origination relationships with commercial mortgage conduits operated by major financial institutions, including Merrill Lynch, NationsBank, N.A. and ContiFinancial. In 1998, the Company originated loans totaling approximately $1.1 billion through these investor sources.

MORTGAGE UNDERWRITING. The Company's originators work with underwriters who perform due diligence on all loans prior to commitment and approval. The Company's underwriters assess each proposed loan including a review of (1) borrower financial position and credit history, (2) past operating performance of the underlying collateral, (3) potential changes in project economics and (4) appraisal, environmental and engineering studies completed by a pre-approved list of third-party consultants. Additionally, underwriters inspect the property, review tenant and lease files, survey comparable markets, and analyze area economic and demographic trends. A loan committee consisting of the Company's senior officers reviews and approves each proposed loan.

The Company applies its own underwriting guidelines, as well as those provided by investors. Among other things, the Company considers debt service coverage, loan-to-value ratios, property financial and operating performance, quality of property management, borrower credit history and tenant profile. The standards vary from investor to investor and may include a subjective element based on an assessment of the total credit risk. The standards generally do not involve mechanical application of a set formula. The Company revises its underwriting criteria based on its experience and as market conditions and investor requirements change.

Due in part to its underwriting procedures, in 1997 the Company achieved a loan delinquency rate (i.e., loans delinquent over 60 days) equal to only 0.21 percent of its entire conventional multifamily and commercial portfolios. In connection with the Fannie Mae DUS Program, the Company has originated over 296 DUS loans since 1990 with original principal

                                       28
                                  The Company
balances in excess of $1.4 billion. The Company has experienced one loss of $0.3 million on a DUS loan. That loan was originated by another lender, and the Company acquired the risk-sharing obligation as part of its DUS approval in 1990.

The Company uses the underwriting criteria established by the FHA to recommend loans for FHA insurance. The Company must provide the FHA with certain information. The FHA then examines the loans and decides whether to provide insurance.

MORTGAGE SERVICING. As a mortgage servicer, the Company performs both primary and master servicing functions. Primary servicing involves:

               .    collecting mortgage payments,

               . maintaining escrow accounts for the payment of taxes and insurance premiums,

               .    sending payments of principal and interest,

               .    reporting to investors on financial and property issues and

               .    general loan administration.

The primary servicer must inspect properties, determine the adequacy of insurance coverage, monitor delinquent accounts and, in cases of extreme delinquency, institute forbearance arrangements or foreclosure proceedings on behalf of investors.

Master servicers administer and report on securitized pools of mortgage-backed securities. Normally, the mortgages in the pool are serviced by individual primary servicers. Master servicing agreements typically require the primary servicer to retain responsibility for administering the mortgage loans, and the master servicer supervises the primary servicers by monitoring their compliance with the servicing contract. The master servicer consolidates all accounting and reporting to the issuer of the securities.

The Company has contracts to service loans with mortgage owners and originators of mortgage-backed securities. The contracts are generally for a term equal to the term of the serviced mortgage or the mortgage-backed security and are terminable for cause. Contracts with insurance companies who own mortgages are usually terminable on 30 days' notice by the owner, in many instances without cause. In some circumstances, the insurance company must pay a termination fee if it terminates a servicing contract without cause. Under these agreements, the Company receives an annual fee for primary servicing. The fee typically ranges from 5 basis points to 40 basis points of the unpaid principal balance of the loans underlying the securities. Fees for master servicing typically range from one to ten basis points.

As of September 30, 1998, the Company acted as the primary servicer for approximately $11.1 billion of loans and the master servicer for an additional $1.6 billion of loans. These loans were obtained through the Company's origination network and through the purchase of servicing rights. A breakdown of the servicing portfolio is shown below.

                      SERVICING PORTFOLIO BY PRODUCT TYPE
                                 $ IN MILLIONS

                                                 9 MONTHS                            YEAR ENDED
                                                    ENDED                            DECEMBER 31,
                                                                       -------------------------------------
                                                SEPT. 30,
                                                     1998                1997           1996           1995
                                                     ----                ----           ----           ----
               CONVENTIONAL MULTIFAMILY             3,735               1,544          1,644          1,409
               FHA AND GINNIE MAE                   4,397               4,201          3,076          2,657
               COMMERCIAL                           2,924               4,173          1,267            201
               MASTER SERVICING                     1,622                 952            214            145
                                                   ------              ------          -----          -----
                    TOTAL                          12,678              10,870          6,201          4,412
                                                   ======              ======          =====          =====

                                       29
                                  The Company

The Company principally services loans in its offices in Vienna, Virginia; Edison, New Jersey; and Houston, Texas. It employs approximately 92 persons in these servicing facilities. As of September 30, 1998, the Company serviced 3,383 loans. As part of its servicing functions on these loans, the Company managed escrow accounts totaling $378 million and processed approximately $83.0 million in principal and interest payments each month. The Company continuously reviews its servicing operations and seeks to implement improvements in its systems and business processes.

CAPITAL MARKETS (CAPITAL CORP.). Capital Corp., the mortgage conduit subsidiary of the Company, was formed in February of 1998. Capital Corp. was established to securitize mortgages originated by the Company's other subsidiaries, its own loan origination network and third-parties. Capital Corp. is headquartered in Charlotte, North Carolina, with loan production offices in Atlanta and New York.

Capital Corp. earns its revenues from four sources:

               . "carry": the profit resulting from the difference between the Company's cost of capital and the yield on mortgages held prior to securitization and sale;

               . origination fees: fees earned on mortgages originated by Capital Corp.;

               . servicing rights revenue: revenue gained from the sale of servicing rights to a third party; and

               . trading profit: the difference between the price paid for the individual loans and the price received for the securitized loan pool.

In response to losses incurred at Capital Corp. in the second and third quarter of 1998, the Company has decided that it will not make further investments in Capital Corp. and has substantially curtailed its operations. However if the Company cannot assure you that it will not be required to make additional investments in Capital Corp.

The Company has entered into an agreement pursuant to which it will originate loans for Greenwich and share in any profits from securitization of such loans.

ADVISORY SERVICES (WMF CARBON MESA). The Company's advisory services segment was formed in March 1998, when the Company acquired all of the assets of Carbon Mesa Advisors, Inc. and Strategic Real Estate Partners and created WMF Carbon Mesa Advisors, Inc. ("WMF Carbon Mesa"). Based in Los Angeles, WMF Carbon Mesa managed a private commercial mortgage fund, provided a variety of advisory services to institutional investors and originated over $400 million in loans and investments in 1997. WMF Carbon Mesa employs 16 people.

WMF Carbon Mesa develops new loan products, manages commercial mortgage investment funds, provides special asset management servicing and originates commercial mortgages. In June 1998, WMF Carbon Mesa entered into an agreement to manage COMIT. COMIT invests in multifamily and commercial mortgages, primarily those originated by the Company that are not sold in securitizations or to other institutional investors. These types of multifamily and commercial loans include bridge, mezzanine and structured transactions.

                               BUSINESS STRATEGY

Because of its geographic scope and quality services, the Company believes that it is well-positioned to compete effectively in the commercial real estate financing industry. The commercial and multifamily mortgage banking industry is increasingly characterized by expensive technological demands, large and sophisticated infrastructure for real estate underwriting and risk evaluation, and the rapid emergence of the securitized market. The Company believes that these developments will lead to the creation of sophisticated and well-capitalized mortgage finance enterprises. The Company seeks to use its existing infrastructure and its market position to increase market share of its established businesses and increase its non-multifamily commercial business.

The Company seeks to increase reported earnings and cash flow through

               .    acquisitions and internal growth,

                                       30
                                  The Company

               . design and delivery of new mortgage products, including structured loan products and participating loan products, and

               . expansion into related businesses, such as due diligence services.

ACQUISITIONS. The Company has pursued a strategy of acquiring (1) multifamily and commercial mortgage businesses that either serve key real estate markets in the United States or provide specialized services that enhance its product line, and (2) additional servicing portfolios. In the past, the Company has sought to acquire companies with active and productive loan origination staffs, significant market share and servicing portfolios of $250 million or more and expects to continue to do so following completion of the Recapitalization Plan to the extent its resources permit.

During 1996, the Company increased its portfolio of serviced mortgages by 40.9 percent from $4.4 billion to $6.2 billion, primarily as a result of two acquisitions. On May 13, 1996, WMF Huntoon Paige purchased a portion of the loan production pipeline and servicing, as well as certain other assets, of ACR Investment Corp. for approximately $4.2 million, plus potential future payments based on realization of loans closed from the pipeline through August 1997. The acquired pipeline and loan production offices originated approximately $138 million in multifamily and healthcare loans for WMF Huntoon Paige in 1996.

On December 31, 1996, Washington Mortgage acquired all of the common stock of Detroit-based Proctor & Associates of Michigan ("Proctor"), the 37th largest commercial mortgage banking firm in the United States based on the MBA Survey. Washington Mortgage paid approximately $3.7 million in cash to acquire Proctor. The acquisition brought to the Company a $1.1 billion loan servicing portfolio of multifamily, retail and office building mortgages, as well as 17 active correspondent relationships with life insurance companies.

On April 16, 1997, Washington Mortgage purchased substantially all of the mortgage banking assets and liabilities of Askew Investment Company ("Askew") in Dallas, Texas for $4.6 million, excluding transaction costs. Askew is a multifamily and commercial mortgage bank with correspondent relationships with 14 insurance companies, which originated $375 million of mortgages in 1996. The acquisition increased the Company's mortgage servicing portfolio by $425 million and gave the Company access to the traditional insurance company whole-loan buyers in the markets served by Askew. The purchase also provided the Company with a new source of loans for securitization through the Company's capital market relationships.

On November 5, 1997, Washington Mortgage purchased 100 percent of the outstanding stock of The Robert C. Wilson Company and its Arizona subsidiary (collectively, "Robert C. Wilson") for a purchase price of approximately $4.0 million in cash (80 percent of which was paid at closing and the remaining 20 percent of which will be paid in the form of earnouts upon the attainment of certain performance objectives over a 42-month period). In addition to its mortgage and equity origination and servicing activities, Robert C. Wilson provides commercial office leasing and real estate sales. Robert C. Wilson has correspondent relationships with 24 insurance companies and originated approximately $475 million of mortgages in 1997. The acquisition increased the Company's servicing portfolio by $554 million.

On December 23, 1997, Washington Mortgage purchased substantially all of the mortgage banking assets of New York Urban West, Inc. ("New York Urban") for a purchase price of approximately $4.9 million in cash (84 percent of which was paid at closing and the remaining 16 percent of which will be paid in the form of earnouts upon the attainment of certain performance objectives over a 42-month period). An approved HUD mortgagee, New York Urban originated $225 million of mortgages in 1997 and had correspondent relationships with several life insurance companies. The acquisition increased the Company's servicing portfolio by $1.3 billion.

On March 27, 1998, the Company created WMF Carbon Mesa, which purchased all of the assets of WMF Carbon Mesa Advisors, Inc., and Strategic Real Estate Partners for a combination of cash and common stock. WMF Carbon Mesa develops new loan products, manages commercial mortgage investment funds, provides special asset management services and originates commercial mortgages.

The Company also grows its servicing portfolio through the acquisition of servicing rights. Since 1992, the Company has acquired servicing rights on approximately $1.3 billion of mortgages in over 44 transactions.

                                       31
                                  The Company

As a result of acquisitions and internal growth, the Company has increased loan originations from approximately $240 million in 1992 to approximately $3.3 billion for the nine months ended September 30, 1998. The Company's servicing portfolio has increased from approximately $3.0 billion in 1992 to $12.7 billion as of September 30, 1998.

In furtherance of its acquisition strategy, the Company routinely reviews, and conducts investigations of, potential acquisitions of multifamily and commercial mortgage businesses. As of the date of this prospectus, the Company does not have any agreements for pending acquisitions and has not entered into any letters of intent with respect to pending acquisitions. However, if the Recapitalization Plan is successful and the Company obtains sufficient working capital, the Company may enter into discussions with one or more potential acquisition targets in the commercial mortgage financial services business. The Company cannot assure you that such discussions will result in future acquisitions, or that if those acquisitions are completed, they will be successful. The Company also cannot assure you that it will successfully develop any particular product or enter into any particular product line.

DESIGN AND DELIVERY OF NEW MORTGAGE PRODUCTS. Since 1992, the Company has been involved in developing more than eight new products, including one of the first whole-loan conduits (Common Sense/SM/), a revolving credit facility for real estate investment trusts and a forward commitment program for tax-credit new construction. Using these products, the Company has originated loans totaling over $1.2 billion from 1992 to 1997.

The Company has also enhanced its bridge loan product, has added a number of loan products to sell to life insurance companies, and has developed a securitized loan product with a major Wall Street conduit for commercial lending. Through WMF Carbon Mesa, the Company intends to develop new financing products in response to changing market conditions, including continued development of bridge loan products, as well as the addition of high-yield, mezzanine and participating loan products. The Company cannot assure you that it will be successful in developing any particular new product or, if a product is developed, that it will be profitable for the Company.

EXPANSION INTO RELATED BUSINESSES. The Company seeks to build upon its experience in evaluating real estate to expand its services and develop related products. The Company has used its expertise to provide due diligence services for institutional clients, to enter the advisory services/funds management business and to expand its presence in the commercial mortgage-backed securities market. Other possible businesses may include asset management, commercial leasing and management and the purchase and retention of commercial mortgage-backed securities. Expansion may occur through a combination of acquisitions, strategic alliances and internal business development. There can be no assurance that the Company will seek to undertake any specific line of business, or that, if it undertakes a particular line of business, that the business will be successful.

                                       32
                                  The Company

                              THE RIGHTS OFFERING

THE RIGHTS

The Company is distributing transferable rights to individuals who own shares of its common stock on ________, 1999, at no cost to the stockholders. The Company will give you 1.072 rights for each share of common stock that you own on ____________, 1999. You will not receive fractional rights during the rights offering, but instead the Company will round your number of rights up or down to the nearest whole number. Each right will entitle you to purchase one share of common stock for $5.00.

If you wish to exercise your rights, you must do so on or before _______ __, 1999 at 5 p.m., Eastern Standard Time. After that date, the rights will expire and will no longer be exercisable.

BASIC SUBSCRIPTION RIGHT

Each right will entitle you to receive, upon payment of $5.00 to the Company, one share of common stock (the "Basic Subscription Right"). The Company will send you certificates representing the shares that you purchase pursuant to your Basic Subscription Right as soon as practicable after ________ __, 1999, whether you exercise your rights immediately prior to that date or earlier.

OVERSUBSCRIPTION PRIVILEGE

Subject to the allocation described below, each right also grants you an "Oversubscription Privilege" to purchase additional shares of common stock that are not purchased by other stockholders. You are entitled to exercise your Oversubscription Privilege only if you exercise your Basic Subscription Right in full.

If you wish to exercise your Oversubscription Privilege, you should indicate the number of shares that you would like to purchase in the space provided on your Subscription Certificate. When you send in your Subscription Certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your Basic Subscription Right).

If the number of shares remaining after the exercise of all Basic Subscription Rights is not sufficient to satisfy all Oversubscription Privileges, you will be allocated shares pro rata (subject to elimination of fractional shares), in proportion to the number of shares you purchased through your Basic Subscription Right. However, if your pro rata allocation exceeds the number of shares you requested on your Subscription Certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their Oversubscription Privileges.

As soon as practicable after _________ __, 1999, the Company will determine the number of shares of common stock that you may purchase pursuant to the Oversubscription Privilege. The Company will send you certificates representing these shares as soon as practicable after __________ __, 1999. If you request and pay for more shares than are allocated to you, the Company will refund that overpayment, without interest.

In connection with the exercise of the Oversubscription Privilege, banks, brokers and other nominee holders of rights who act on behalf of beneficial owners will be required to certify to the Subscription Agent and the Company as to the aggregate number of rights that have been exercised, and the number of shares of common stock that are being requested through the Oversubscription Privilege, by each beneficial owner on whose behalf such nominee holder is acting.

                                       33
                              The Rights Offering

STAND-BY PURCHASE COMMITMENT BY PRINCIPAL STOCKHOLDERS

Because Demeter, Phemus and Capricorn purchased 3,635,972 shares of the Company's Class A Stock on December 31, 1998, they have agreed that they will not exercise, transfer or acquire any rights during the rights offering.

However, if the Company sells fewer than 2,666,567 shares of common stock during this rights offering, then Demeter, Phemus and Capricorn have entered into a Standby Purchase Agreement to purchase for $5.00 per share, the lesser of (A) 664,028 shares of the Company's capital stock or (B) 2,666,567 shares, minus the number of shares sold during the rights offering. This agreement guarantees that the Company will receive at least $3,320,140 in gross proceeds from the rights offering.

If no stockholders exercise their Basic Subscription Rights and only Demeter, Phemus and Capricorn purchase shares pursuant to this rights offering, the proceeds to the Company will be $3,320,140. In contrast, if all rights are exercised, the gross proceeds to the Company of the rights offering will be $13,332,835.

EXPIRATION DATE

The rights will expire at 5:00 p.m., Eastern Standard Time, on _______ __, 1999, unless the Company, in its discretion, extends the rights offering for up to 10 days. If you do not exercise your Basic Subscription Rights and Oversubscription Privilege prior to ___________ __, 1999, the rights will be null and void. The Company will not be required to issue shares of common stock to you if the Subscription Agent receives your Subscription Certificate or your payment after that date, regardless of when you sent the Subscription Certificate and payment, unless you send the documents in compliance with the Guaranteed Delivery Procedures described below.

WITHDRAWAL RIGHT

The Company may withdraw the rights offering at any time prior to or on ________ __, 1999, for any reason (including, without limitation, a change in the market price of the common stock). If the Company withdraws the rights offering, any funds received from stockholders will be promptly refunded, without interest or penalty.

DETERMINATION OF SHARE PRICE

The Company and its Board of Directors decided to charge $5.00 per share during the rights offering after considering such factors as the historic and current market price of the Company's common stock and the Company's need for capital. The $5.00 per share price should not be considered an indication of the actual value of the Company or its common stock. The Company cannot assure you that the market price of the common stock will not decline during the rights offering. The Company also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $5.00 per share.

TRANSFERABILITY OF RIGHTS

Starting on the date on which the rights are distributed, you may purchase or sell rights through usual investment channels, including banks and brokers. See "Risk Factors - No Prior Market for Rights."

You may transfer the rights evidenced by a single Subscription Certificate in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying Instructions. You may transfer a portion of the rights evidenced by a single Subscription Certificate (but not fractional rights) by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new Subscription Certificate to the transferee evidencing such

                                       34
                              The Rights Offering
transferred rights. In such event, a new Subscription Certificate evidencing the balance of the rights will be issued to you, or, if you so instruct, to an additional transferee.

If you wish to transfer all or a portion of your rights (but not fractional rights), you should allow a sufficient amount of time prior to _________ __, 1999, for

     . the transfer instructions to be received and processed by the Subscription Agent,

     . a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to the transferred rights, and to you with respect to retained rights, and

     . the rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof.

Neither the Company nor the Subscription Agent will be liable to a transferee or transferor of rights if Subscription Certificates are not received in time for exercise or sale prior to ________ __, 1999.

Except for the fees charged by the Subscription Agent (which the Company will pay, as described below), you will be responsible for paying any commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of the rights. Neither the Company nor the Subscription Agent will pay any such commissions, fees or expenses.

The Company anticipates that the rights will be listed on __________ and that you will be able to transfer and exercise the rights through the facilities of the Depository Trust Company. BT Alex Brown, Inc. has informed the Company that it intends to make a market in the rights.

EXERCISE OF RIGHTS

You may exercise your rights by delivering to the Subscription Agent on or prior to _________ __, 1999:

     .    A properly completed and duly executed Subscription Certificate;

     .    Any required signature guarantees; and

     . Payment in full of $5.00 per share of common stock to be purchased through the Basic Subscription Right and the Oversubscription Privilege.

You should deliver your Subscription Certificate and payment to the address set forth below under "-- Subscription Agent."

METHOD OF PAYMENT

Payment for the shares must be made by:

     (1) or bank draft drawn upon a United States bank or a postal, telegraphic or express money order payable to "Boston Equiserve, L.P., as Subscription Agent"; or

     (2) wire transfer of funds to the account maintained by the Subscription Agent for such purpose at _________________________________________.

If you are purchasing an aggregate number of shares of common stock totaling $500,000 or more, the Company may agree to an alternative payment method. If you use an alternative payment method, the Subscription Agent must receive the full amount your payment in currently available funds within one over-the-counter ("OTC") trading day prior to _______ __, 1999.

                                       35
                              The Rights Offering

Payment will be deemed to have been received by the Subscription Agent only upon:

     (A)  clearance of any uncertified check;

     (B) receipt by the Subscription Agent of any certified check or bank draft drawn upon U.S. bank or of any postal, telegraphic or express money order; or

     (C) receipt of funds by the Subscription Agent through an alternative payment method.

================================================================================
PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, IF YOU WISH TO PAY BY MEANS OF AN UNCERTIFIED PERSONAL CHECK, THE COMPANY URGES YOU TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF _________ ___, 1999, TO ENSURE THAT THE PAYMENT IS RECEIVED AND CLEARS BEFORE THAT DATE. THE COMPANY ALSO URGES YOU TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.
================================================================================

GUARANTEED DELIVERY PROCEDURES

If you want to exercise your rights, but time will not permit your Subscription Certificate to reach the Subscription Agent on or prior to __________ ___, 1999, you may exercise your rights if you satisfy the following Guaranteed Delivery
Procedures:

     (1) You send, and the Subscription Agent receives, payment in full for each share of common stock being purchased through the Basic Subscription Right and the Oversubscription Privilege, on or prior to __________ ___, 1999;

     (2) You send, and the Subscription Agent receives, on or prior to ________ ___, 1999, a Notice of Guaranteed Delivery, substantially in the form provided with the attached Instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The Notice of Guaranteed Delivery must state your name, the number of rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the Basic Subscription Right and the number of shares, if any, you wish to purchase pursuant to the Oversubscription Privilege. The Notice of Guaranteed Delivery must guarantee the delivery of your Subscription Certificate to the Subscription Agent within three OTC trading days following the date of the Notice of Guaranteed Delivery; and

     (3) You send, and the Subscription Agent receives, your properly completed and duly executed Subscription Certificate, including any required signature guarantees, within three OTC trading days following the date of your Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as your Subscription Certificate at the addresses set forth below, or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (781) 575-2420. You can obtain additional copies of the form of Notice of Guaranteed Delivery by requesting it from the Subscription Agent at the address set forth below under "-- Subscription Agent."

SIGNATURE GUARANTEES

Signatures on the Subscription Certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Signatures on the Subscription Certificate do not need to be guaranteed if:

                                       36
                              The Rights Offering

(1) the Subscription Certificate provides that the shares of common stock to be purchased are to be delivered directly to the you, the record owner of such rights, or

(2) the Subscription Certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS

If you hold shares of common stock for the account of others, such as a broker, a trustee or a depository for securities, you should notify the respective beneficial owners of such shares as soon as possible to obtain instructions with respect to the rights beneficially owned by them.

If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him to effect transactions in accordance with your instructions.

FOREIGN SHAREHOLDERS

If your address is outside of the United States or is an APO or FPO address, the Company will not mail your rights to you, but the Subscription Agent will hold the rights for your account. To exercise your Basic Subscription Right and Oversubscription Privilege, your must notify the Subscription Agent by completing an International Subscription Form, which will be mailed to you instead of a Subscription Certificate. You should mail or telecopy the International Subscription Form to the Subscription Agent's address and telecopy number, set forth on page __.

AMBIGUITIES IN EXERCISE OF THE RIGHTS

If you do not specify the number of rights being exercised on your Subscription Certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment that the Subscription Agent receives from you.

If your payment exceeds the total purchase price for all of the rights shown on your Subscription Certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the Subscription Certificate(s) that you wished to purchase through your Basic Subscription Right;

(2) to subscribe for shares of common stock until your Basic Subscription Right has been fully exercised;

(3) to subscribe for additional shares of common stock pursuant to the Oversubscription Privilege (subject to any applicable proration).

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

                                       37
                              The Rights Offering

================================================================================
                                   IMPORTANT

PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL.

DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.
   ---

YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATES, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, THE COMPANY RECOMMENDS THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. THE COMPANY ALSO RECOMMENDS THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO ____________ __, 1999. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, THE COMPANY STRONGLY URGES YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.
================================================================================

COMPANY'S DECISION BINDING

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

NO REVOCATION

AFTER YOU HAVE EXERCISED YOUR BASIC SUBSCRIPTION RIGHT OR OVERSUBSCRIPTION PRIVILEGE, YOU MAY NOT REVOKE THAT EXERCISE.

FEES AND EXPENSES

The Company will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise or transfer of the rights. Neither the Company nor the Subscription Agent will pay such expenses.

SUBSCRIPTION AGENT

The Company has appointed Boston Equiserve, L.P. as Subscription Agent for the rights offering. The Subscription Agent's address for packages sent my mail, courier or overnight delivery is:

                            Kevin M. Breen
                            Boston Equiserve, L.P.
                            150 Royall Street
                            Canton, Massachusetts 02021

                                       38
                              The Rights Offering

The Subscription Agent's telephone number is (781) 575-3204, and its facsimile number is (781) 575-2420.

You should deliver your Subscription Certificate, payment of the Subscription Price and Notice of Guaranteed Delivery (if any) to the Subscription Agent.

The Company will pay the fees and expenses of the Subscription Agent, which the Company estimates will total $______. The Company has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the rights offering.

FINANCIAL ADVISOR

The Company has engaged BT Alex. Brown, Inc. as its financial advisor in connection with the Recapitalization Plan.

                                       39
                              The Rights Offering

                             IF YOU HAVE QUESTIONS

If you have questions or need assistance concerning the procedure for exercising rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact the Information Agent:

                            ____________________
                            ____________________
                            ____________________
                            (---) ---------------

                                       40
                             If You Have Questions

                                USE OF PROCEEDS

The Company will apply its net proceeds from the rights offering first to repay a loan to COMIT and then to repay a portion of its revolving credit facility and to finance its working capital and other capital requirements. On September 4, 1998, the Company entered into a Credit Agreement with COMIT, pursuant to which the Company sold $20 million of its 11% subordinated notes to COMIT. The Company also issued warrants to COMIT entitling it to purchase 1,200,000 shares of common stock at $11.25 per share. COMIT transferred the warrants to Harvard and Capricorn.

On December 31, 1998, Demeter, Phemus and Capricorn purchased a total of 3,635,972 shares of the Company's Class A Stock. Demeter purchased 2,757,633 shares of Class A Stock, Phemus purchased 151,145 shares of Class A Stock, and Capricorn purchased 727,194 shares of Class A Stock, for aggregate consideration of approximately $16.7 million. The proceeds from this sale were used to used to repay a portion of the $20 million debt that the Company owes to COMIT. In addition, Harvard (an affiliate of Demeter and Phemus) and Capricorn canceled the 1,200,000 warrants that they received in connection with the Credit Agreement. Demeter, Phemus and Capricorn have also entered into a Standby Purchase Agreement whereby they will purchase up to 664,028 shares of capital stock.

Assuming that shareholders exercise all of the rights, the Company will receive proceeds from this rights offering of approximately $13.3 million. The Company will use the first $3.3 million in proceeds to repay the remainder of its debt to COMIT. In the event the Company is unable to renegotiate its revolving credit facility, the Company will be required to use 25 percent of any proceeds in excess of $3.3 million to repay a portion of its revolving credit facility. All remaining proceeds will be used for the Company's working capital requirements.

The Company expects to receive minimum proceeds of approximately $3.3 million from this rights offering, because Demeter, Phemus and Capricorn have agreed that if the Company sells fewer than 2,666,567 shares during the rights offering, they will purchase, for $5.00 per share, the lesser of (A) 664,028 shares of the Company's capital stock or (B) 2,666,567 shares minus the number of shares sold during the rights offering. These minimum proceeds will be sufficient to repay the Company's outstanding debt to COMIT, but will not be sufficient to repay the revolving credit facility or to finance the Company's working and other capital requirements.

If the Company receives only the minimum proceeds, or if the Company fails to reach sufficient revenue levels, the Company may require additional capital. The Company cannot assure you that such capital will be available on satisfactory terms.

                                CAPITALIZATION

The following table sets forth the capitalization of the Company, on an historical basis as of September 30, 1998, and on a pro forma basis as of September 30, 1998, based on completion of the Recapitalization Plan (i) assuming the minimum purchase by Demeter, Phemus and Capricorn of 664,028 shares pursuant to their stand-by purchase commitment and (ii) assuming the maximum exercise of all 2,666,567 rights. The net proceeds from the Recapitalization Plan will be applied as set forth above in Use of Proceeds.

                                                     September 30, 1998
                                                  -------------------------
                                                            Pro Forma
                                                          --------------
                                               Historical    Minimum     Maximum
                                               ----------    -------     -------
   Debt:

   [To come]

   Stockholders' Equity:
        Common Stock
        Class A Stock

                                       41
                        Use of Proceeds/Capitalization

                             PLAN OF DISTRIBUTION

Promptly following the effective date of the Registration Statement that contains this prospectus, the Company will distribute the rights and copies of this prospectus to individuals who own shares of common stock on _________, 1999. If you wish to exercise your rights and purchase shares of common stock, you should complete the Subscription Certificate and return it, with payment for the shares, to the Subscription Agent, Boston Equiserve, L.P., at the address on page __. See "The Rights Offering - Exercise of Rights."

If you have any questions, you should contact the Company's Information Agent, BT Alex. Brown, Inc. at the telephone number and address on page ___. At the conclusion of the rights offering, the Company will pay BT Alex. Brown, Inc. a ____________ fee for its services as Information Agent.

To guarantee the Company minimum proceeds of approximately $3,320,140 from this rights offering, Demeter, Phemus and Capricorn have entered into a Standby Purchase Agreement. Under that agreement, if the Company sells fewer than 2,666,567 shares of common stock during the rights offering, then Demeter, Phemus and Capricorn will buy, for $5.00 per share, a total of the lesser of (A) 664,028 shares of the Company's capital stock or (B) 2,666,567 shares, minus the number of shares sold during the rights offering. Demeter will purchase 75.84 percent of any shares purchased pursuant to the Standby Purchase Agreement, while Phemus will purchase 4.16 percent of such shares, and Capricorn will purchase 20 percent of such shares.

                                       42
                             Plan of Distribution

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the material federal income tax considerations of the rights offering to you and the Company. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular, may not address federal income tax consequences applicable to Company shareholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the rights and shares issued to you during the rights offering constitute capital assets.

     Receipt and exercise of the rights distributed pursuant to the rights offering is intended to be nontaxable to Company shareholders, and the following summary assumes they will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as a nontaxable distribution, you would be treated as receiving a dividend equal to the fair market value of the rights on their distribution date and expiration of the rights would result in a capital loss.

     THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

                            TAXATION OF SHAREHOLDERS

     RECEIPT OF A RIGHT. You will not recognize any gain or other income upon receipt of a right.

     TAX BASIS AND HOLDING PERIOD OF RIGHTS. Your tax basis in each right will depend on whether you exercise the right, transfer the right, or allow the right to expire.

     If you exercise or transfer a right, your tax basis in the right will be determined by allocating the tax basis of your common stock on which the right is distributed between the common stock and the right, in proportion to their relative fair market values on the date of distribution of the right. However, if the fair market value of your rights is less than 15 percent of the fair market value of your existing shares of common stock, then the tax basis of each right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for 1999, to allocate tax basis to your rights.

     If you allow a right to expire, it will be treated as having no tax basis.

     Your holding period for a right will include your holding period for the share of common stock upon which the right is issued.

     EXPIRATION OF RIGHTS. You will not recognize any loss upon the expiration of a right.

     TRANSFER OF RIGHTS. If you sell any of your rights, you will recognize a gain or loss equal to the difference between the sale proceeds and your basis (if any) in the rights sold. If your holding period for the rights (determined as described above) is more than one year, such gain or loss generally will be long-term capital gain or loss.

     EXERCISE OF RIGHTS. You generally will not recognize a gain or loss on the exercise of a right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your rights.

                            TAXATION OF THE COMPANY

     The Company will not recognize any gain, other income or loss upon the issuance of the rights, the lapse of the rights, or the receipt of payment for shares of common stock upon exercise of the rights.

                                      43
                       Federal Income Tax Considerations

                          PRICE RANGE OF COMMON STOCK

The Company's common stock is listed for quotation under the symbol "WMFG" on the National Market of The Nasdaq Stock Market, Inc. The following table sets forth the high and low per-share closing prices for the Company's common stock for each quarterly period since the completion of the Company's initial public offering on December 8, 1997.

                    Calendar Year                      High           Low
                    -------------                      ----           ---
          1997
          ----
          Fourth Quarter (from December 9, 1997)       $    14        $12 1/8

          1998
          ----
          First Quarter                                 32 1/2         11 1/8
          Second Quarter                                28 1/4         19 5/8
          Third Quarter                                     29              5
          Fourth Quarter (through December __, 1998)    ------         ------

As of December __, 1998, there were ___ holders of record of the Company's common stock. The Company believes, based on the number of proxy materials distributed in connection with its 1998 Annual Meeting of Stockholders, that the number of beneficial owners as of that date exceeds _________.

                                       44
                          Price Range of Common Stock

                            SELECTED FINANCIAL DATA

Set forth on the following page is selected financial data of the Company for the nine months ended September 30, 1998 and 1997, and for the years ended December 31, 1997, 1996 and 1995. The selected financial data has been derived from, and should be read in conjunction with, the unaudited consolidated financial statements and accompanying notes included in the Company's Quarterly Report on Form 10-Q/A for the nine months ended September 30, 1998 and 1997 and the audited consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considered necessary for a fair presentation of the Company's financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1998, are not necessarily indicative of results that may be expected for the year ending December 31, 1998. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes contained in the reports listed in the previous paragraph, which are incorporated by reference herein.

                                       45
                            Selected Financial Data

                      SELECT CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            The Company

                                             ------------------------------------------
                                                                                                          For the
                                              Nine Months     Nine Months                                 Period
                                                 Ended           Ended                    Pro Forma     April 1 to
                                             September 30,   September 30,              December 31,   December 31,
                                                  1998            1997         1997      1996 /(1)/        1996
                                             --------------  --------------  ---------  -------------  -------------
                                              (Unaudited)     (Unaudited)                (Unaudited)
INCOME STATEMENT DATA
Revenues                                         $  50,802         $29,497   $ 44,645    $    30,301        $23,473
Expenses                                            84,729          27,773     42,203         29,416         22,318
Net income (loss)                                  (33,927)          1,724      2,442            885          1,155
Net income (loss) per share-Basic /(2)/              (6.53)           0.41       0.57           0.21           0.27
Weighted average shares                              5,199           4,217      4,273          4,217          4,217
 outstanding-Basic /(2)/
Net income (loss) per share-Diluted /(2)/            (6.53)           0.41       0.55           0.21           0.27
Weighted average shares                              5,199           4,217      4,453          4,217          4,217
 outstanding-Diluted/(2)/

BALANCE SHEET DATA
Mortgage loans held for sale                     $ 306,153         $35,650   $ 49,431                       $40,263
Servicing rights                                    28,147          22,520     26,796                        22,460
Total assets                                       698,836          93,783    119,331                        88,097
Total debt /(3)/                                   354,402          40,586     54,442                        46,137
Shareholder's equity                                 9,666          24,252     38,825                        22,528


OTHER DATA
Cash Flow from
   Operating activities /(4)/                    $(302,079)        $16,098   $   (881)   $     3,395        $(6,588)
   Investing activities /(4)/                        3,510          (8,715)   (21,463)        (9,624)        (9,276)
   Financing activities/ (4)/                      299,266          (5,550)    26,529          7,833         17,029
EBITDA /(5)/                                       (43,981)          8,440     11,439          8,256          6,502

                                                   WMF Holdings Ltd. and Subsidiaries
                                                  ------------------------------------

                                                       For the
                                                        Period
                                                    January 1, to        Year Ended
                                                      March 31,         December 31,
                                                         1996               1995
                                                  ------------------  ----------------

INCOME STATEMENT DATA
Revenues                                                    $ 6,828          $ 21,999
Expenses                                                      6,523            21,222
Net income (loss)                                               305               777
Net income (loss) per share-Basic /(2)/                        0.07              0.16
Weighted average shares                                       4,217             4,717
 outstanding-Basic /(2)/
Net income (loss) per share-Diluted /(2)/                      0.07              0.16
Weighted average shares                                       4,217             4,717
 outstanding-Diluted/(2)/

BALANCE SHEET DATA
Mortgage loans held for sale                                $23,116          $ 32,462
Servicing rights                                              8,477             8,466
Total assets                                                 48,976            57,176
Total debt /(3)/                                             34,108            43,304
Shareholder's equity                                          4,324             4,018


OTHER DATA
Cash Flow from
   Operating activities /(4)/                               $ 9,983          $(21,897)
   Investing activities /(4)/                                  (548)           (2,343)
   Financing activities/ (4)/                                (9,196)           26,833
EBITDA /(5)/                                                  1,754             4,743

________________________________________
     /1/ On April 1, 1996, NHP, Incorporated acquired all of the outstanding capital stock of the Company (the "Acquisition"). This data has been adjusted to reflect results of operations for the twelve months ended December 31, 1996, as if the Acquisition had occurred January 1, 1996. Adjustments include all income amounts for the three months ended March 31, 1996 and additional amortization of $575,647.

     /2/ Gives retroactive effect to a 789.94 per share stock split effective October 3, 1997.

     /3/ Includes $5,000,000 of notes to the Company's former shareholder as of March 31, 1996 and December 31, 1995, which were repaid in conjunction with the Acquisition.

     /4/ Operating, investing and financing cash flow represents the amount of cash generated from operating, investing and financing activities, respectively, as determined using GAAP.

     /5/ EBITDA is a non-GAAP presentation of the Company's performance and consists of income from operations before non-warehouse interest expense, income taxes, depreciation and amortization. EBITDA is included because it is used in the industry as a measure of a company's operating performance and provides information in addition to that supplied by GAAP-based data regarding the ability of the Company's business to generate cash, but should not be construed as an alternative either (i) to income from operations (determined in accordance with GAAP) as a measure of profitability of (ii) to cash flows from operating activity (determined in accordance with GAAP). EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA as measured by the Company may not be comparable to EBITDA as measured by other companies.

                                       46
                            Selected Financial Data

                                 LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for the Company by Hunton & Williams, Richmond, Virginia.

                                    EXPERTS

The consolidated balance sheet of the Company and its subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1997 and December 31, 1995, and all related schedules, have been incorporated herein in reliance on the reports of KPMG Peat Marwick LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The consolidated balance sheets of the Company and its subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1996, and all related schedules have been incorporated herein in reliance on the reports of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                       47
                             Legal Matters/Experts

                   IF YOU WOULD LIKE ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission ("SEC"). You may read and copy this information at the SEC's public reference rooms, which are located at:

          450 Fifth Street, NW           7 World Trade Center, Suite 1300
          Washington, DC  20549          New York, NY 10048

                            500 West Madison Street, Suite 1400
                            Chicago, IL  60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available on-line through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov.).

Also, the Company will provide you (free of charge) with any of its documents filed with the SEC. To get your free copies, please call or write:

          Michael D. Ketcham
          Chief Financial Officer
          1453 Spring Hill Road, Suite 400,
          Vienna, VA 22182
          (703) 610-1400

The Company has filed a Registration Statement with the SEC on Form S-3 with respect to the rights offering. This prospectus is a part of the Registration Statement, but the prospectus does not repeat important information that you can find in the Registration Statement, reports and other documents that the Company filed with the SEC. The SEC allows the Company to "incorporate by reference" those documents, which means that the Company can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

     (1)  Annual Report on Form 10-K for the year ended December 31, 1997;

     (2) Quarterly Report on Form 10-Q for the period ended March 31, 1998; Quarterly Report on Form 10-Q for the period ended June 30, 1998, as amended by Form 10-Q/A filed December 21, 1998; Quarterly Report on Form 10-Q for the period ended September 30, 1998, as amended by Form 10-Q/A filed December 22, 1998;

     (3) Current Report on Form 8-K filed January 8, 1998; Current Report on Form 8-K filed September 26, 1998;

     (4) The description of the common stock contained in the Company's Registration Statement on Form 10, as filed with the Commission on August 4, 1997, as amended on September 22, 1997, October 8, 1997 and November 19, 1997;

     (5) Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the expiration of the rights offering.

As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

You should rely only on the information in this prospectus or incorporated by reference. The Company has not authorized anyone to provide you with any different information.

                                       48
                   If You Would Like Additional Information

          PROSPECTIVE INVESTORS MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE RIGHTS OFFERING. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

          NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE IN THE JURISDICTION.

                                [WMF LOGO] (R)

                                 COMMON STOCK



                                  PROSPECTUS



                              _________ __, 1999

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the rights offering. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the Nasdaq National Market.

          Securities and Exchange Commission Filing Fee       $
          Nasdaq National Market Listing Fee.............
          Printing Fees and Expenses.....................
          Legal Fees and Expenses........................
          Information Agent Fee..........................
          Financial Advisory Fee.........................
          Accounting Fees and Expenses...................
          Blue Sky Fees and Expenses.....................
          Subscription Agent Fee.........................
          Miscellaneous..................................     --------

            Total........................................
(To be provided by amendment.)                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (a) of Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

                                  Part II - i

Article Seven of the Company's Restated Certificate of Incorporation, as amended, and Article VI, Section 1 of the Company's By-laws, each of which is an exhibit to this prospectus and each of which is incorporated herein by reference, provide in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

  ITEM 16.    EXHIBIT INDEX

     Exhibit No.                     Description
     -----------                     -----------

     1.1            Standby Purchase Agreement dated as of October 16, 1998
                    between the Company, Demeter Holding Corporation and Phemus
                    Corporation (to be filed by amendment)
     4.1            Restated Certificate of Incorporation of The WMF Group, Ltd.
                    (the "Company") (1)
     4.2            Amendment to the Company's Restated Certificate of
                    Incorporation (2)
     4.3            Amendment to the Company's Restated Certificate of
                    Incorporation, Designating Class A Non-Voting Convertible
                    Preferred Stock (to be filed by amendment)
     4.4            Amended and Restated Bylaws of The WMF Group, Ltd.  (3)
     4.5            Form of Certificate representing the Common Stock (1)
     4.6            Rights Agreement dated as of ________________ by and between the Company and _______________________ as Subscription
                    Agent (including form of Right Certificate) (to be filed by amendment)
     5              Opinion of Hunton & Williams (to be filed by amendment)
     10.1           Registration Rights Agreement dated June 12, 1998, between the Company, Harvard Private Capital Holdings, Inc. and
                    Capricorn Investors II, L.P., as amended by the First
                    Amendment to the Registration Rights Agreement, dated
                    December __, 1998, between the Company, Harvard Private
                    Capital Holdings, Inc., Capricorn Investors, II, L.P.,
                    Demeter Holdings Corporation and Phemus Corporation (to be
                    filed by amendment)
     10.2           Series 1 Warrant Agreement dated September 4, 1998, between the Company and Commercial Mortgage Investment Trust, Inc.
                    (to be filed by amendment)
     10.3           Series 2 Warrant Agreement dated December __, 1998, between the Company and _______________ (to be filed by amendment)
     10.4           Series 3 Warrant Agreement dated December __, 1998, between the Company and _______________ (to be filed by amendment)
     10.5           Registration Rights Agreement dated December __, 1998,
                    between the Company and HN Acquisitions, Inc. (to be filed by amendment)
     10.6           Stock Purchase Agreement dated as of October 16, 1998, by
                    and among the Company, Harvard Private Capital Holdings,
                    Inc., Demeter Holdings Corporation, Phemus Corporation and
                    Capricorn Investors II, L.P. (to be filed by amendment)
     23.1           Consent of Hunton & Williams (included in Exhibit 5)
     23.2           Consent of KPMG Peat Marwick LLP
     23.3           Consent of Arthur Andersen LLP
     24             Power of Attorney (included on signature page)
     99.1           Form of Subscription Certificate (to be filed by amendment)
     99.2           Instructions to Stockholders as to use of Subscription
                    Certificate (to be filed by amendment)
     99.3           Notice of Guaranteed Delivery for Subscription Certificates
                    (to be filed by amendment)

     (1) Incorporated by reference to the registration statement on Form 10 previously filed by the Company on August 4, 1997, as amended.

     (2) Incorporated by reference to the registration statement on Form S-1 filed by the Company on October 30, 1997.

     (3) Incorporated by reference to the Company's Form 10-Q for the quarter ended March 31, 1998 filed on May 15, 1998.

                                 Part II - ii

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

                                 Part II - iii

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax County, Commonwealth of Virginia, on December 30, 1998.

                                            THE WMF GROUP, LTD.



                                            BY:  /s/  Shekar Narasimhan
                                                 ----------------------
                                                 Shekar Narasimhan
                                                 Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 30, 1998. Each of the undersigned officers and directors of the registrant hereby constitutes Shekar Narasimhan, Glenn A. Sonnenberg and Michael
D. Ketcham, any of whom may act, his true and lawful attorneys-in-fact with full power to sign for him and in his name in the capacities indicated below and to file any and all amendments to the registration statement filed herewith (including post-effective amendments), making such changes in the registration statement as the registrant deems appropriate, and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in his name and behalf in his capacity as an officer and director to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature                                    Title
---------                                    -----
/s/ Roderick Heller                          Chairman of the Board
-----------------------------
Roderick Heller

/s/ Shekar Narasimhan                        President, Chief Executive Officer and Director
-----------------------------
Shekar Narasimhan                            (Principal Executive Officer)


-----------------------------                Director
Mohammed A. Al-Tuwaijri


-----------------------------                Director
Michael Eisensen

/s/ Tim R. Palmer                            Director
-----------------------------
Tim R. Palmer

/s/ John D. Reilly                           Director
-----------------------------
John D. Reilly

                                             Director
-----------------------------
Herbert S. Winokur, Jr.

/s/ Michael D. Ketcham                       Executive Vice President/Chief Financial
-----------------------------
Michael D. Ketcham                           Officer/Treasurer
                                             (Principal Financial Officer)

/s/ Mathew J. Whelan, III                    Controller
-----------------------------
Mathew J. Whelan, III                        (Principal Accounting Officer)

                                 Part II - iv

                                 EXHIBIT INDEX

     Exhibit No.                     Description
     -----------                     -----------


     1.1            Standby Purchase Agreement dated as of October 16, 1998
                    between the Company, Demeter Holding Corporation and Phemus
                    Corporation (to be filed by amendment)
     4.1            Restated Certificate of Incorporation of The WMF Group, Ltd.
                    (the "Company") (1)
     4.2            Amendment to the Company's Restated Certificate of
                    Incorporation (2)
     4.3            Amendment to the Company's Restated Certificate of
                    Incorporation, Designating Class A Non-Voting Convertible
                    Preferred Stock (to be filed by amendment)
     4.4            Amended and Restated Bylaws of The WMF Group, Ltd.  (3)
     4.5            Form of Certificate representing the Common Stock (1)
     4.6            Rights Agreement dated as of ________________ by and between the Company and _______________________ as Subscription
                    Agent (including form of Right Certificate) (to be filed by amendment)
     5              Opinion of Hunton & Williams (to be filed by amendment)
     10.1           Registration Rights Agreement dated June 12, 1998, between the Company, Harvard Private Capital Holdings, Inc. and
                    Capricorn Investors II, L.P., as amended by the First
                    Amendment to the Registration Rights Agreement, dated
                    December __, 1998, between the Company, Harvard Private
                    Capital Holdings, Inc., Capricorn Investors, II, L.P.,
                    Demeter Holdings Corporation and Phemus Corporation (to be
                    filed by amendment)
     10.2           Series 1 Warrant Agreement dated September 4, 1998, between the Company and Commercial Mortgage Investment Trust, Inc.
                    (to be filed by amendment)
     10.3           Series 2 Warrant Agreement dated December __, 1998, between the Company and _________________ (to be filed by amendment)
     10.4           Series 3 Warrant Agreement dated December __, 1998, between the Company and _________________ (to be filed by amendment)
     10.5           Registration Rights Agreement dated December __, 1998,
                    between the Company and HN Acquisitions, Inc. (to be filed by amendment)
     10.6           Stock Purchase Agreement dated as of October 16, 1998, by
                    and among the Company, Harvard Private Capital Holdings,
                    Inc., Demeter Holdings Corporation, Phemus Corporation and
                    Capricorn Investors II, L.P. (to be filed by amendment)
     23.1           Consent of Hunton & Williams (included in Exhibit 5)
     23.2           Consent of KPMG Peat Marwick LLP
     23.3           Consent of Arthur Andersen LLP
     24             Power of Attorney (included on signature page)
     99.1           Form of Subscription Certificate (to be filed by amendment)
     99.2           Instructions to Stockholders as to use of Subscription
                    Certificate (to be filed by amendment)
     99.3           Notice of Guaranteed Delivery for Subscription Certificates
                    (to be filed by amendment)

     (1) Incorporated by reference to the registration statement on Form 10 previously filed by the Company on August 4, 1997, as amended.

     (2) Incorporated by reference to the registration statement on Form S-1 filed by the Company on October 30, 1997.

     (3) Incorporated by reference to the Company's Form 10-Q for the quarter ended March 31, 1998 filed on May 15, 1998.

                                  Part II - v